UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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eBay Inc.

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eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 29, 2009

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Wednesday, April 29, 2009, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the following purposes:

1. To vote on the election of Marc L. Andreessen, William C. Ford, Jr., Dawn G. Lepore, Pierre M. Omidyar and Richard T. Schlosberg, III as directors, to hold office until our 2012 Annual Meeting of Stockholders.

2. To approve amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors.

3. To approve the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million shares and to add market share and volume metrics as performance criteria under the plan.

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2009.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 4, 2009 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

San Jose, California
March 19, 2009

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Telephone and Internet voting are available. For specific instructions on voting, please refer to the instructions on the proxy card or voting instruction form.

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2009 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2009 Annual Meeting of Stockholders, or the Annual Meeting, which will take place on April 29, 2009. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. The proxy statement and the accompanying proxy card are being mailed on or about March 25, 2009 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. eBay’s 2008 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed with this proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

• the election as directors of the five nominees named in this proxy statement to serve for a three-year term (Proposal 1);

•  the approval of amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors (Proposal 2);

•  the approval of the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million shares and to add market share and volume metrics as performance criteria under the plan (Proposal 3); and

• the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2009 (Proposal 4).

Q:	What are eBay’s Board’s voting recommendations?

A:	eBay’s Board recommends that you vote your shares as follows:

“FOR” each of the five nominees to the Board named in this proxy statement (Proposal 1);

“FOR” the approval of amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors (Proposal 2);

“FOR” the approval of the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million shares and to add market share and volume metrics as performance criteria under the plan (Proposal 3); and

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2009 (Proposal 4).

Q:	How many shares are entitled to vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on March 4, 2009, the record date, is entitled to one vote at the Annual Meeting. At the close of business on March 4, 2009, 1,286,261,230 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of March 4, 2009, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

• Shares held of record

If your shares are registered directly in your name with eBay’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

• Shares owned beneficially

If your shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or nominee. Your broker, bank, or nominee has enclosed a voting instruction form for you to use in directing the broker, bank, or nominee regarding how to vote your shares. Many brokers or banks also offer voting by Internet or telephone. Please refer to your voting instruction form for instructions on the voting methods offered by your broker or bank.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of March 4, 2009. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of March 4, 2009. If you do not attend the Annual Meeting, you can listen to a webcast of the proceedings at eBay’s investor relations site at http://investor.ebay.com.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy with respect to the voting of your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you if you obtain a valid proxy from your broker, bank or nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting via the Internet, by telephone, or by completing and mailing your proxy card or voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

• filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125);

• submitting a new proxy at a later date on the Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or

• attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposals to approve (1) amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors, and (2) the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million shares and to add market share and volume metrics as new performance criteria under the plan. If you elect to abstain from voting on either of these proposals, the abstention will not have any effect on the approval of the respective proposal. In tabulating the voting results for the approval of (1) the proposed amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors and (2) the proposed amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million shares and to add market share and volume metrics as new performance criteria under the plan, only “FOR” and “AGAINST” votes with respect to each proposal will be counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. If you elect to abstain, the abstention will have the same effect as a vote “AGAINST.”

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the election of directors and the ratification of the selection of PricewaterhouseCoopers LLP.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee.

The proposals to approve (1) amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than named executive officers and directors and (2) the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million and to add market share and volume metrics as new performance criteria under the plan, each require the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of the proposal must exceed the number of votes “AGAINST” the approval of the proposal. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Each current director who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if the Corporate Governance and Nominating Committee or another committee of the Board determines to accept it after the director fails to receive the required majority vote. This determination will be made within 90 days of the Annual Meeting and will be publicly reported promptly after it is made.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the approval of (1) amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than named executive officers and directors and (2) the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million and to add market share and volume metrics as performance criteria under the plan. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card and voting instruction form you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	eBay will announce preliminary voting results at the Annual Meeting and will publish final results in eBay’s quarterly report on Form 10-Q for the second quarter of 2009.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. eBay expects that it will pay D.F. King its customary fee, estimated to be approximately $12,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2010 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary no later than November 25, 2009. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy, but will otherwise be considered at the 2010 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary no earlier than December 30, 2009 and no later than January 29, 2010. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each nominee and proposal. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, on Form 8-K on October 3, 2008, and can be viewed by visiting our investor relations website at http://investor.ebay.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2008 Annual Report may be viewed online on our investor relations website at http://investor.ebay.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.ebay.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebay.com or contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card or voting instruction form?

A:	If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form, and:

• you are a stockholder of record, contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229; or

• you are the beneficial owner of shares held indirectly through a bank, broker, or similar institution, contact your account representative at that organization.

2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2009 ANNUAL MEETING	1
TABLE OF CONTENTS	7
CORPORATE GOVERNANCE	8
Our Corporate Governance Practices	8
Board Committees and Meetings	10
Audit Committee	10
Compensation Committee	11
Corporate Governance and Nominating Committee	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
Section 16(a) Beneficial Ownership Reporting Compliance	14
CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS	14
PROPOSALS REQUIRING YOUR VOTE	16
PROPOSAL 1 — Election of Directors	16
PROPOSAL 2 — Approval of Amendments to Certain of Our Existing Equity Incentive Plans to Allow for a One-Time Stock Option Exchange Program for Employees Other Than Our Named Executive Officers and Directors	20
PROPOSAL 3 — Approval of Amendment and Restatement of Our 2008 Equity Incentive Award Plan	33
PROPOSAL 4 — Ratification of Selection of Independent Auditors	42
Audit and Other Professional Fees	42
Audit Committee Pre-Approval Policy	43
AUDIT COMMITTEE REPORT	43
OUR EXECUTIVE OFFICERS	45
COMPENSATION DISCUSSION AND ANALYSIS	46
Introduction; Objectives of Compensation Programs	46
Role of the Compensation Committee	47
Role of Executive Officers and Consultants in Compensation Decisions	47
Competitive Considerations	48
Elements of Compensation/Executive Compensation Practices	50
Equity Compensation Grant Practices	57
Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers	58
Stock Ownership Guidelines	59
Impact of Accounting and Tax Requirements on Compensation	59
Conclusion	59
COMPENSATION COMMITTEE REPORT	60
COMPENSATION TABLES	61
Summary Compensation Table	61
Grants of Plan-Based Awards	66
Outstanding Equity Awards at Fiscal Year-End	68
Option Exercises and Stock Vested	71
COMPENSATION OF DIRECTORS	71
Director Summary Compensation Table	72
EQUITY COMPENSATION PLAN INFORMATION	73
OTHER MATTERS	75
APPENDIX A: Amendment and Restatement of Our 2008 Equity Incentive Award Plan	A-1

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Mr. Donahoe, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted corporate governance guidelines that, along with the charters of the principal Board committees and our Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of our principal Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance. Information contained on our website is not part of this proxy statement. The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

OUR CORPORATE GOVERNANCE PRACTICES

We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of governance guidelines to set a framework within which the Board will conduct its business. The governance guidelines can be found on our website at http://investor.ebay.com/governance and are summarized below along with certain other of our governance practices.

Committee Responsibilities.  Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Independence.  The rules of The Nasdaq Stock Market require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, or is a partner in, or a controlling shareholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of the Nasdaq Global Select Market and our corporate governance guidelines. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

Our Board has determined that each of the following directors is independent under the listing standards of the Nasdaq Global Select Market: Mr. Anderson, Mr. Andreessen, Mr. Barnholt, Mr. Bourguignon, Mr. Cook, Mr. Ford, Ms. Lepore, Mr. Moffett, Mr. Schlosberg, and Mr. Tierney. Also, our Board determined that Mr. Kagle, who served as a director until his term expired upon the conclusion of our 2008 Annual Meeting of Stockholders held on June 19, 2008, was independent under the listing standards of the Nasdaq Global Select Market. In making this assessment, the Board considered the transactions, relationships, and arrangements described under the heading “Certain Transactions with Directors and Officers” below. In addition, certain of our directors serve as members of the board of directors for the same company or have investments in venture funds where another director serves as a general partner. The Board was aware of these relationships when it made its determination.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change.

Lead Independent Director.  Our Board has a designated lead independent director who chairs and may call formal closed sessions of the independent directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. In addition, the lead independent director, together with the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election. Mr. Barnholt is currently the lead independent director, having been appointed to a two-year term in June 2008. He will serve as lead independent director until the Board meeting following our 2010 Annual Meeting of Stockholders.

Stockholder Communication.  Stockholders may communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (3) clearly unrelated to our business, industry, management, or Board or committee matters.

Attendance at Annual Meetings.  Absent exigent circumstances, all directors are expected to attend eBay’s annual meeting of stockholders. All of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in June 2008, attended such meeting except for Mr. Kagle, whose term as a director expired upon the conclusion of that meeting.

Formal Closed Sessions.  At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

Board Compensation.  Board compensation is determined by the Compensation Committee. Since 2003, Board compensation has consisted of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current Board compensation can be found under the heading “Compensation of Directors” below.

Stock Ownership Guidelines.  In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our Chief Executive Officer, or CEO). The guidelines provide that the required ownership level for each executive officer is re-calculated whenever an executive officer changes pay grade, and as of January 1 of every third year. Until an executive officer achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. Directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. The ownership levels of our executive officers and directors as of March 3, 2009 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Outside Advisors.  The Board and each of its principal committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Conflicts of Interest.  eBay expects its directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. eBay’s credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. In order to better protect eBay and its stockholders, eBay regularly reviews its Code of Conduct and related policies to ensure that it provides clear guidance to its directors, executives, and employees.

Transparency.  eBay believes it is important that stockholders understand the governance practices of eBay. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://investor.ebay.com/governance.

Board Effectiveness and Director Performance Reviews.  It is important to eBay that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The lead independent director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning.  The Board recognizes the importance of effective executive leadership to eBay’s success. eBay conducts an annual review process that includes succession plans for eBay’s senior leadership positions. These succession plans are reviewed and approved by our CEO, and details on these succession plans, including potential successors for members of eBay’s executive staff (including the CEO), are presented to the Board. In addition, the Board reviews and updates eBay’s CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges and leadership/management potential and development.

Auditor Independence.  eBay has taken a number of steps to ensure continued independence of its outside auditors. eBay’s independent auditors report directly to the Audit Committee, and eBay limits the use of its auditors for non-audit services. The fees for services provided by eBay’s auditors in 2008 and 2007 and eBay’s policy on pre-approval of non-audit services are described under “Proposal 4 — Ratification of Selection of Independent Auditors” below.

Corporate Hotline.  eBay has established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern.

BOARD COMMITTEES AND MEETINGS

During 2008, our Board held five meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Our Audit Committee consists of Mr. Anderson, Ms. Lepore, Mr. Moffett and Mr. Schlosberg, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market and the SEC. Mr. Anderson is the chairman of the committee. The Audit Committee held 12 meetings during 2008. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, eBay’s internal control over financial reporting, and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, reviews and approves the fees of the independent auditors, and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee approves the compensation of our Vice President of Internal Audit, who meets with the committee regularly without other members of management present.

The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds, and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to the company. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

Compensation Committee

Our Compensation Committee consists of Messrs. Barnholt, Bourguignon, Ford and Tierney. Mr. Ford joined the committee on March 27, 2008. Mr. Kagle was a member of the committee until his term as a director expired upon the conclusion of our 2008 Annual Meeting of Stockholders held on June 19, 2008. Mr. Barnholt is the chairman of the committee. The committee met nine times during 2008. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Global Select Market. The Compensation Committee Charter permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Role of the Compensation Committee” and “— Role of Executive Officers and Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation.  All members of the Compensation Committee during 2008 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2008, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Mr. Cook, Ms. Lepore, Mr. Schlosberg, and Mr. Tierney. Mr. Ford served on the committee until March 27, 2008. Mr. Cook is the chairman of the committee. The committee met four times during 2008. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee, reviews the qualifications of candidates for the Board of Directors, and makes recommendations to the Board of Directors on potential Board members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s integrity, judgment, skill, diversity of background, and time available to devote to Board activities, among other factors. The committee will also consider the interplay of a candidate’s skill and experience with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis a set of corporate governance guidelines for the Board. Stockholders wishing to submit recommendations or director nominations for our 2010 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2009 Annual Meeting” above. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Global Select Market. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 3, 2009, by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

	Shares Beneficially
	Owned(1)
Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	167,250,408	13.0%
Morgan Stanley(3)	65,770,981	5.1
John J. Donahoe(4)	1,767,102	*
Margaret C. Whitman(5)	21,731,035	1.7
Robert H. Swan(6)	607,029	*
Elizabeth L. Axelrod(7)	943,729	*
Lorrie M. Norrington(8)	738,401	*
Scott Thompson(9)	1,012,088	*
Rajiv Dutta(10)	49,233	*
Fred D. Anderson(11)	67,875	*
Marc L. Andreessen(11)	0	*
Edward W. Barnholt(11)	36,375	*
Philippe Bourguignon(11)	127,875	*
Scott D. Cook(12)	644,881	*
William C. Ford, Jr.(13)	143,275	*
Dawn G. Lepore(14)	419,875	*
David M. Moffett(15)	5,000	*
Richard T. Schlosberg, III(16)	67,875	*
Thomas J. Tierney(17)	115,875	*
All directors and executive officers as a group (19 persons)(18)	177,384,784	13.7

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 3, 2009 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,286,264,017 shares of common stock outstanding as of March 3, 2009.

(2)	Mr. Omidyar is our founder and Chairman of the Board. Includes 100,000 shares held by his spouse as to which he disclaims beneficial ownership, and 37,730,230 shares Mr. Omidyar has pledged as security. The address for Mr. Omidyar is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(3)	The address for Morgan Stanley is 1585 Broadway, New York, New York 10036. This information is based solely upon a Schedule 13G filed by Morgan Stanley on February 17, 2009.

(4)	Mr. Donahoe is our President and CEO. Includes 1,680,048 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Mr. Donahoe is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(5)	Ms. Whitman is our former President and CEO, and subsequently served as a special advisor to the President and CEO and a member of the Board until December 31, 2008. Includes 4,000,000 shares pledged as security, 15,210,492 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99, 9,584 shares held by the Whitford Limited Partnership and 2,490,000 shares held by the Sheridan Investments Limited Partnership. The Managing General Partner for both is Griffith R. Harsh, IV, not individually but as trustee of the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99. The address for Ms. Whitman is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Swan is our Senior Vice President, Finance and Chief Financial Officer. Includes 533,167 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Mr. Swan is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Ms. Axelrod is our Senior Vice President, Human Resources. Includes 902,215 shares Ms. Axelrod has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Ms. Axelrod is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Ms. Norrington is our President, eBay Marketplaces. Includes 686,926 shares Ms. Norrington has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Ms. Norrington is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(9)	Mr. Thompson is our President, PayPal. Includes 955,510 shares Mr. Thompson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Mr. Thompson is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(10)	Mr. Dutta is our former President, eBay Marketplaces. The address for Mr. Dutta is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(11)	Includes, in the case of Mr. Anderson, 61,875 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009, in the case of Mr. Barnholt, 31,875 shares Mr. Barnholt has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009, and, in the case of Mr. Bourguignon, 121,875 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for each of Messrs. Anderson, Andreessen, Barnholt, and Bourguignon is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(12)	Includes 481,875 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Mr. Cook is c/o Intuit Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(13)	Includes (a) 25 shares held by Mr. Ford’s spouse as a custodian for the trust for his children and as to which Mr. Ford disclaims beneficial ownership and (b) 750 shares held in a trust for two of Mr. Ford’s children as to which Mr. Ford is trustee and as to which Mr. Ford disclaims beneficial ownership. Includes 17,500 shares Mr. Ford has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Mr. Ford is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(14)	Includes 399,875 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Ms. Lepore is c/o drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

(15)	The address for Mr. Moffett is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(16)	Includes 61,875 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Mr. Schlosberg is Bank of San Antonio, 800 E. Sonterra Blvd., Suite 140, San Antonio, Texas 78257.

(17)	Includes 111,875 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of March 3, 2009. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, Massachusetts 02116.

(18)	Includes 8,989,675 shares subject to options exercisable within 60 days of March 3, 2009. Excludes shares beneficially owned by Ms. Whitman and Mr. Dutta because they were not executive officers as of March 3, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2008, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that (i) one Form 4 involving an option exercise and sale of shares held by Mr. Cook was filed late, and (ii) one Form 4 involving the vesting of restricted stock units held by Mr. Thompson was filed late.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Audit Committee is charged with reviewing reports relating to (1) compliance program activities, and (2) the adjudication of potential conflict of interest situations under our Code of Business Conduct. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our proxy statement. The charter of our Audit Committee and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (i) the amount involved is more than $120,000 in any consecutive twelve-month period, (ii) eBay is a participant, and (iii) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, holders of more than 5% of eBay’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

•	whether the terms of the transaction are (1) fair to eBay and (2) at least as favorable to eBay as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for eBay to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

From time to time, we have entered into and may continue to enter into commercial arrangements with companies with which our directors or executive officers may have relationships (including as a director or executive officer of such other companies), but with respect to which our directors or executive officers do not have a material interest and, thus, are not required to be disclosed. These commercial arrangements are entered into in the ordinary course of business and on an arm’s-length basis.

In July 2008, PayPal entered into an ordinary course commercial transaction with Intuit Inc. involving the integration and promotion of PayPal as a preferred payment option in Intuit’s online Quickbooks Merchant Services. In connection with the transaction, PayPal agreed to pay Intuit a revenue share for PayPal Merchant Services accounts acquired through Intuit on terms consistent with the terms PayPal had offered other merchants in similar situations. Mr. Cook, a member of our Board, is a director and the Chairman of the Executive Committee of Intuit. The Audit Committee pre-approved this transaction. We believe this transaction was made on terms no less favorable to us than we could have obtained from unaffiliated third parties and did not present an improper conflict of interest. While we do not believe that Mr. Cook had a direct or indirect material interest in this transaction, and thus it is not required to be disclosed, we are disclosing its existence as a matter of good corporate governance.

Ms. Whitman, our former President and CEO and a former member of our Board, entered into an aircraft time sharing agreement with eBay Inc., effective April 1, 2008, pursuant to which she agreed to reimburse us for her personal use of the corporate aircraft following her resignation as President and Chief Executive Officer on March 31, 2008. Under the terms of the agreement, Ms. Whitman agreed to reimburse us at the maximum amount allowable under applicable law. Ms. Whitman fulfilled her obligations under the agreement and reimbursed us $145,747, which exceeded the incremental cost incurred by us. The Audit Committee pre-approved the agreement. Given that Ms. Whitman reimbursed us in an amount that exceeded the incremental cost related to the operation of the corporate aircraft for her personal use after March 31, 2008, we do not consider such use to constitute a perquisite or to have provided any other personal benefit to Ms. Whitman.

Mr. Omidyar from time to time makes his personal aircraft available to our officers for business purposes at no cost to us. No use of Mr. Omidyar’s personal aircraft was made by our officers during 2008.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws, each as amended to date, provide for the Board to be divided into three classes, with each class having a three-year term. The first class currently consists of four directors, the second class currently consists of five directors and the third class currently consists of three directors. The term of office for the first class expires at our 2011 Annual Meeting, the term of office for the second class expires at our upcoming Annual Meeting, and the term of office for the third class expires at our 2010 Annual Meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board is presently composed of 12 members, 10 of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. The five nominees standing for election at the Annual Meeting are from the class whose term of office expires at the upcoming Annual Meeting. These five nominees are all currently members of the Board of Directors, and, except for Mr. Andreessen, have been previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2012 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Majority Vote Standard for Election of Directors; Director Resignation Policy.  Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is one in which the Board has determined that the number of nominees exceeds the number of directors to be elected at the meeting and has not rescinded this determination by the date that is at least 20 days prior to the date of the meeting as initially announced.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In accordance with our governance guidelines, our Board expects each incumbent director who is nominated for re-election to resign, in accordance with the procedure set froth in our Bylaws, from the Board if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws. Our governance guidelines provide that, in considering whether to nominate any incumbent director for re-election, the Board will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election. If a nominee who is an incumbent director does not receive the required vote for re-election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the committee will review factors it deems relevant, which may include any stated reasons for “against” votes, whether the underlying cause or causes of the “against” votes are curable, criteria considered by the committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the company, and the director’s contributions to the company. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. Each director nominee is currently serving on the Board and has submitted an irrevocable resignation of the type described above.

Set forth below is biographical information for each of the nominees as well as for each director whose term of office will continue after the upcoming Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2012 ANNUAL MEETING

Marc L. Andreessen

Marc L. Andreessen, age 37, has served as a director of eBay since September 2008. Mr. Andreessen is a co-founder and chairman of Ning Inc., an online platform for people to create their own social networks founded in late 2004. From September 1999 to July 2007, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.). From March 1999 to September 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc. From April 1994 to March 1999, Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. Mr. Andreessen also serves on the board of directors of Facebook Inc., Stanford Hospital and Room to Read. Mr. Andreessen holds a B.S. degree in Computer Science from the University of Illinois at Urbana-Champaign.

William C. Ford, Jr.

William C. Ford, Jr., age 51, has served as a director of eBay since July 2005. Mr. Ford has served as Executive Chairman of the Board of Directors of Ford Motor Company, a company that manufactures and distributes automobiles, since September 2006 and has served as Chairman of the Board of Ford since January 1999. Mr. Ford also serves as Chairman of Ford’s Finance Committee and as a member of Ford’s Environmental and Public Policy Committee. From October 2001 to September 2006, Mr. Ford was Ford’s Chief Executive Officer. Mr. Ford has held a number of management positions at Ford since 1979. Mr. Ford serves as Vice Chairman of The Detroit Lions, Inc. and Chairman of the Board of Trustees of The Henry Ford. He is also a Vice Chairman of Detroit Renaissance. Mr. Ford holds a B.A. degree from Princeton University and a M.S. degree in management from the Massachusetts Institute of Technology.

Dawn G. Lepore

Dawn G. Lepore, age 54, has served as a director of eBay since December 1999. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. Ms. Lepore also serves on the board of directors of The New York Times Company. Ms. Lepore holds a B.A. degree from Smith College.

Pierre M. Omidyar

Pierre M. Omidyar, age 41, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer, and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communications platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Inc., and for other Macintosh-oriented software development companies. Mr. Omidyar is currently co-founder and chairman of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives. He serves on the Board of Trustees of Tufts University, Omidyar-Tufts Microfinance Fund, the Santa Fe Institute and the Punahou School, and as a director of Meetup, Inc. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

Richard T. Schlosberg, III

Richard T. Schlosberg, III, age 64, has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David and Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg serves on the board of directors of Edison International, and is also a member of the USO World Board of Governors, a trustee of Pomona College and a founding Director of the U.S. Air Force Academy Endowment. Mr. Schlosberg is also Chairman of the Board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an M.B.A. degree from the Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2010 ANNUAL MEETING

Philippe Bourguignon

Philippe Bourguignon, age 61, has served as a director of eBay since December 1999. Mr. Bourguignon has been Vice Chairman of Revolution Resorts, a division of Revolution LLC, a company focused on health, living, and resort investments and operations, since January 2006. From April 2004 to January 2006, Mr. Bourguignon served as Chairman of Aegis Media France, a media communications and market research company. From September 2003 to March 2004, Mr. Bourguignon was Co-Chief Executive Officer of The World Economic Forum (The DAVOS Forum). From August 2003 to October 2003, Mr. Bourguignon served as Managing Director of The World Economic Forum. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Méditerranée S.A., a resort operator. Prior to his appointment at Club Méditerranée S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A. since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate Development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

Thomas J. Tierney

Thomas J. Tierney, age 55, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.

David M. Moffett

David Moffett, age 57, has served as a director of eBay since July 2007. Mr. Moffett served as Chief Executive Officer of Federal Home Loan Mortgage Corp. (Freddie Mac) from September 2008 to March 2009, and as a director of Freddie Mac from December 2008 to March 2009. Mr. Moffett has more than 30 years of strategic finance and operational experience in banking and payment processing. He joined Star Banc Corporation in 1993 as CFO and played integral roles as Star Banc Corporation acquired Firstar Corporation in 1998, which then acquired U.S. Bancorp in February 2001, retaining the U.S. Bancorp name. Prior to 1993, Mr. Moffett held executive level positions at some of the nation’s leading financial services companies, including Bank of America and Security Pacific Corp. Mr. Moffett holds a B.S. degree in Economics from the University of Oklahoma and a Master’s degree from Southern Methodist University.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2011 ANNUAL MEETING

Fred D. Anderson

Fred D. Anderson, age 64, has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple Inc., Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple Inc., including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also serves on the board of directors of Move, Inc. and Palm, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. degree from the University of California, Los Angeles.

Edward W. Barnholt

Edward W. Barnholt, age 65, has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until March 2005, and served as Chairman of the Board of Agilent from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt also serves as the Non-Executive Chairman of the Board of KLA-Tencor Corporation, a member of the Board of Directors of Adobe Systems Incorporated, and a member of the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt holds a B.S. and an M.S. degree in electrical engineering from Stanford University.

Scott D. Cook

Scott D. Cook, age 56, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a maker of business and financial management technology solutions, including Quickbooks, Quicken and TurboTax. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company, The Asia Foundation and The Intuit Scholarship Foundation. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

John J. Donahoe

John J. Donahoe, age 48, serves eBay as its President and CEO. He has served in that capacity since March 2008, as a director of eBay since January 2008. From January 2008 to March 2008, Mr. Donahoe served as CEO-

designate. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to February 2005, Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College and on the board of directors of Intel Corporation. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO CERTAIN OF OUR EXISTING EQUITY INCENTIVE PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR NAMED EXECUTIVE OFFICERS AND DIRECTORS

We are asking you to approve amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program. Our Board of Directors, upon recommendation by our Compensation Committee, authorized the stock option exchange program on March 4, 2009, subject to stockholder approval of the equity incentive plan amendments. If implemented, this one-time stock option exchange program, or option exchange, would permit some of our employees, including employees of our majority-owned subsidiaries, to surrender certain outstanding stock options that are significantly “underwater” (i.e., those options with an exercise price that is significantly greater than our current trading price) for cancellation in exchange for a lesser number of restricted stock units, or RSUs, to be granted under the eBay Inc. 2008 Equity Incentive Award Plan, or the 2008 Plan. Each RSU issued in the option exchange program will represent an unfunded right to receive one share of our common stock on one or more specified future dates when the RSU vests.

We believe this option exchange program, as designed, is in the best interests of our stockholders and our employees. If approved by stockholders, we believe the option exchange would enable us to:

•	Motivate and engage our eligible employees to continue to build stockholder value;

•	Reduce the total number of our outstanding stock options, or overhang, since a substantially smaller number of RSUs will be granted for the surrendered stock options; and

•	Recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to certain eligible options.

In designing our option exchange, we have taken into account our stockholders’ interests by focusing on the following exchange principles:

•	Named executive officers and members of our Board will be excluded from participating in the option exchange. All other employees holding eligible grants of stock options will generally be eligible to participate.

•	To ensure that only those stock options that are significantly underwater may be exchanged, only stock options with a per share exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible to be exchanged for RSUs.

•	Stock options granted within the 12-month period immediately prior to the start of the option exchange and options that will expire within the 12-month period immediately following the completion of the option exchange will not be eligible for exchange.

•	The exchange ratios will be determined so that the new RSUs will have a fair value equal to approximately 90% of the fair value of the surrendered options.

•	None of the new RSUs will be vested on the date of grant. The new RSUs will be scheduled to vest at least 12 months later than the options for which they are exchanged would have otherwise vested.

•	The stock options surrendered in the exchange will be cancelled and shares subject to the cancelled options will not be available for future issuance under our equity incentive plans.

•	In certain instances, instead of RSUs, a lesser number of new stock options or a small cash payment will be issued in exchange for surrendered options, in each case, calculated so as to reflect the same approximate discount to fair value.

Stockholder approval of the amendments to our equity incentive plans to permit the option exchange is required under the Nasdaq listing rules and the terms of certain of our equity incentive plans.

Our ability to effect the option exchange is also contingent upon stockholder approval of Proposal 3 of this proxy statement at the Annual Meeting, which would amend the 2008 Plan to increase the number of shares of our common stock issuable under the plan by 50 million and would amend certain of our other equity incentive plans to decrease the number of shares issuable under those plans. If our stockholders approve Proposal 3 of this proxy statement and this proposal, and our Board, Compensation Committee or CEO determines to implement the option exchange, the option exchange would commence within 12 months of the date of the Annual Meeting.

Stockholder approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the option exchange must exceed the number of votes “AGAINST” the approval of the option exchange.

OVERVIEW

Like many companies, we have experienced a significant decline in our stock price over the last year in light of the current global financial and economic crisis. Our Marketplaces and Payments segments have been directly impacted by the global economic environment as buyers reduce their spending. Additional pressure on our stock price has been caused by the anticipated decrease in our net revenue and earnings per diluted share as a result of (i) the strengthening U.S. dollar, (ii) lower global interest rates, (iii) the uncertain global consumer spending environment, and (iv) the long-term slowing of our Marketplaces business. While we have made significant changes to simplify and streamline our organization, improve our cost structure, and strengthen our competitiveness, and we continue to make changes to enhance and diversify our portfolio of ecommerce businesses, our stock price has nevertheless declined. As a result, a considerable number of our employees hold stock options with exercise prices significantly above the recent trading prices of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil.

Because of the continued challenging economic environment and the uncertain impact of our efforts to change our business, we believe these underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full remaining term of these options, while delivering little or no retentive or incentive value and no opportunity to recapture value from the associated compensation expense, unless they are surrendered or cancelled.

The objective of our equity incentive plans has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to:

•	Motivate eligible employees to continue to build stockholder value and achieve future stock price growth by exchanging underwater stock options for RSUs with new extended vesting periods, and which have a value that moves directly in line with our stock price. As of February 17, 2009, assuming the per share trading price of our common stock was $12.00 per share, approximately 96% of stock options held by our employees were underwater. We believe that those stock options that are significantly underwater no longer serve to motivate or help retain our employees. We believe that the option exchange would aid both motivation and retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our stockholders.

•	Reduce our total number of outstanding stock options, or overhang, since a substantially smaller number of RSUs will be granted for the surrendered stock options. Based on the assumptions described under “Details of the Stock Option Program — Exchange Ratios” below, the number of underwater stock options that would be eligible for the option exchange is approximately 62.53 million. Because we will be exchanging a substantially smaller number of RSUs for those options surrendered, our overhang and the potential dilution of stockholders’ interests provided by these awards will decrease. We believe that after the option exchange, the overhang provided by our equity awards, including the newly granted RSUs, would represent an appropriate balance between the objectives of our equity incentive plans and our stockholders’ interest in minimizing overhang and potential dilution.

•	Recapture value from the compensation expense that we record with respect to certain eligible options. Regardless of whether this proposal is approved by our stockholders, we will be obligated to recognize approximately $142.5 million of remaining compensation expense over the next three years with respect to the significantly underwater options that we expect to be eligible for the option exchange, even if these stock options are never exercised. Because we will be replacing surrendered stock options with RSUs that have a slightly lower fair value than the surrendered stock options, we believe that we can provide an incentive to retain and motivate our participating employees without materially increasing the compensation expense we already must recognize (other than increases in compensation expense that may result from decreases in our stock price after the option exchange commences, but before the exchange actually occurs). Based on the assumptions below, if our stock price does not fluctuate between the date the option exchange commences (and the exchange ratios are set) and the date the exchange actually occurs, then, as a result of the option exchange, we would expect to recognize an incremental non-cash accounting charge of approximately $1 million to $2 million over the vesting periods of the new RSUs. However, even if our stock price fluctuates between the date the option exchange commences and the date the exchange actually occurs, we would not expect to recognize any material non-cash accounting charges as a result of the option exchange.

The majority of the stock options eligible for the option exchange were granted under our guidelines as part of our periodic broad-based focal grants. The table below reflects information as of February 17, 2009 regarding the outstanding options that were granted as part of our periodic broad-based focal grants that would be eligible for the option exchange if the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange was at or below $27.01 (for purposes of this Proposal 2 only, all references to this illustrative threshold exercise price assume an illustrative commencement date of August 1, 2009).

				Weighted
	Number of Shares			Average
	Underlying Eligible			Remaining Life
	Options as of	Per Share		of Options
	February 17,	Exercise		as of February 17,
Focal Grant	2009	Price		2009

March 2004	7,187,685	$34.62		5.09
March 2005	6,474,964	42.58		6.05
March 2006	9,357,813	39.90		4.25
September 2006	5,789,197	28.15		4.69
March 2007	7,515,741	31.93		5.14

Total Number of Shares Underlying Options Eligible for Exchange (from focal grants)	36,325,400	$35.81	(1)	4.98

(1)	Represents the weighted average per share exercise price of all eligible options under our periodic broad-based focal grants.

In addition to our periodic broad-based focal grants, historically we have granted options under our guidelines at varying times and having a broad range of exercise prices generally to newly hired employees and employees who have been promoted outside our focal granting processes. Please see “Compensation Discussion and Analysis — Equity Compensation Grant Practices.” We have also assumed options previously granted by other companies in connection with our acquisition of those companies; however, these options constitute a minimal portion of the options eligible for exchange under the option exchange. The table below reflects information as of February 17, 2009 regarding the options that were not granted as part of our periodic broad-based focal grants that would be eligible for the option exchange if the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange was at or below $27.01.

	Number of		Weighted
	Shares		Average
	Underlying	Weighted	Remaining Life
Exercise Price of Eligible	Options as of	Average	of Options
Options Which	February 17,	Exercise	as of February 17,
Are Not Focal Grants	2009	Price	2009

$27.01 to $28.14	2,768,865	$27.55	4.77
$28.16 to $30.99	3,086,026	29.92	5.13
$31.00 to $34.60	5,845,886	33.27	5.40
$34.63 to $36.99	1,681,554	35.57	5.33
$37.00 to $40.99	4,988,179	39.09	5.54
$41.00 to $44.99	3,530,832	43.15	5.92
$45.00 to $51.99	3,179,090	46.35	5.79
$52.00 and above	1,128,390	55.47	5.87

Total Number of Shares Underlying Options Eligible for Exchange (other than focal grants)	26,208,822	$37.40	5.46

In sum, as of February 17, 2009, assuming that the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange was at or below $27.01, the total number of shares underlying options that would be eligible for the option exchange was approximately 62.53 million, with a weighted average exercise price of $36.48 and a weighted average remaining life of 5.2 years.

If our stockholders do not approve the amendments to certain of our equity incentive plans to provide for the option exchange or if our stockholders do not approve Proposal 3 of this proxy statement to increase the number of shares available for issuance under the 2008 Plan, eligible options will remain outstanding in accordance with their existing terms.

Summary of Material Terms

The option exchange authorized by the amendments to certain of our existing equity incentive plans, if approved by our stockholders, would provide for the following:

•	The option exchange will be open to all eligible employees (except where we determine that it is infeasible or impractical to offer the option exchange under local regulations as described below) who are employed by us or one of our majority-owned subsidiaries as of the start of the option exchange and remain employed by us or one of our majority-owned subsidiaries through the completion date of the option exchange. Eligible employees will be permitted to elect which of their eligible options they wish to exchange for new RSUs on a grant-by-grant basis.

•	Our named executive officers and members of our Board will not be eligible to participate in the option exchange.

•	Only stock options that have a per share exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible for exchange.

•	Stock options granted within the 12-month period immediately prior to the commencement date of the option exchange will not be eligible for exchange.

•	Stock options which have a remaining term of less than 12 months immediately following the completion of the option exchange (based on their terms as of their original grant date) will not be eligible for exchange.

•	The exchange ratios used to determine the number of new RSUs to be granted in exchange for the eligible options surrendered will be determined in a manner intended to result in the grant of new RSUs that have a fair value equal to approximately 90% of the fair value of the eligible options for which they are exchanged. The exchange ratios will be established shortly before the start of the option exchange and will depend on the then-current fair value of the eligible option (calculated using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock), the fair market value of our common stock and the original exercise price of the eligible option. The option exchange will not be a one-for-one exchange. Instead, participating employees will receive a substantially smaller number of RSUs than the number of shares that are covered by the surrendered eligible options.

•	None of the new RSUs granted in exchange for eligible options will be vested on the date of grant. The new RSUs will vest, subject to the participant’s continued employment, in equal installments on each anniversary of the date of grant of the new RSUs with the number of installments determined using the date the surrendered option would have otherwise become fully vested in relation to the date the new RSUs are granted (unless local regulations or restrictions require that the vesting occur later than the first anniversary of the date of grant). Additional details regarding the vesting of the new RSUs is provided under the heading “Details of the Stock Option Exchange Program — Vesting of New RSUs” below.

•	In certain instances, as described below, instead of granting RSUs, a small cash payment will be made or a lesser number of new options will be granted in exchange for surrendered eligible options. In these limited cases, the cash provided or the new options granted will have a fair value intended to equal approximately 90% of the fair value of the surrendered options.

•	If our stockholders approve Proposal 3 of this proxy statement and this proposal, and our Board, Compensation Committee or CEO determines to implement the option exchange, the option exchange would commence within 12 months of the date of the Annual Meeting. If the option exchange does not commence within 12 months of the date of the Annual Meeting, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, each of our Board, Compensation Committee and CEO will have the discretion to change the terms of the option exchange to take into account a change in circumstances or local regulations and to determine not to implement the option exchange even if stockholder approval of the amendment of the equity incentive plans is obtained.

Reasons for the Option Exchange

We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent in technology-related fields.

Due to the significant decline of our stock price during the last year, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the Nasdaq Global Select Market on March 3, 2009 was $10.42, whereas the weighted average exercise price of all outstanding options held by our employees on that date was $28.77. As of February 17, 2009, assuming the per share trading price of our common stock was $12.00, approximately 96% of outstanding stock options held by our employees were underwater. Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits and provide us with a competitive advantage, we also believe that many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. As a result, for many employees, we believe that those stock options that are significantly underwater are no longer effective at providing the incentives that our Board and Compensation Committee believe are necessary to motivate and retain our employees.

Alternatives Considered

When considering how best to continue to provide incentives to and reward our employees who hold options that are significantly underwater, we considered the following alternatives:

•	Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang and would not necessarily best align the interests of our employees with those of our stockholders. Further, in some non-U.S. jurisdictions, cash compensation is treated as a different type of benefit than equity awards and often has less favorable tax treatment than equity awards, so the long-term incentive and retention value would be diminished.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or RSUs. However, these additional grants would substantially increase our overhang and dilute the interests of our stockholders.

•	Exchange options for cash. We also considered implementing a program to exchange significantly underwater options for cash payments. However, an exchange program where options are generally exchanged for cash would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value. However, in certain instances where we have determined that offering RSUs would provide minimal retentive value, would be overly burdensome to administer or would not provide a meaningful benefit to holders of eligible options, we will provide for a cash payment in exchange for their surrendered options. Based on the assumptions described under “Details of the Stock Option Exchange Program — Cash Payments” below, the amount of cash that we expect would be paid under the proposed option exchange is approximately $1.9 million.

•	Exchange options for options with lower exercise prices. We also considered implementing a program to exchange significantly underwater options for options having an exercise price equal to the market price of our common stock on the date of the exchange. We believe, however, that implementing an option-for-RSU exchange program would have two relative advantages versus an option-for-option exchange program with an equivalent accounting impact. First, an option-for-RSU exchange program would require the grant of substantially fewer RSUs than options in an option-for-option exchange program (i.e., fewer shares will be subject to the replacement RSU awards granted than replacement option awards). Second, our overhang and stockholder dilution would decrease more significantly in an option-for-RSU exchange program compared with an option-for-option exchange program. In addition, granting RSUs is consistent with our current grant practices and provides value to our employees even if current economic conditions continue and our stock price fails to increase further. However, in Canada, an option-for-RSU exchange is subject to taxation on the date the options are exchanged for new RSUs. In light of the potential adverse consequences of such taxation to eligible employees in Canada, we will grant a lesser number of options in exchange for options surrendered by our eligible employees resident in Canada to avoid the tax inefficiency associated with an option-for-RSU exchange in Canada. If we determine that similar adverse tax consequences may arise in other foreign jurisdictions, we may grant a lesser number of options in exchange for surrendered options in those jurisdictions as well. We do not expect this to impact a material additional number of eligible optionees.

The Option Exchange

After weighing each of these alternatives, subject to the exceptions described in this proposal, we have decided to provide an option-for-RSU exchange. We have determined that a program under which our employees generally could exchange significantly underwater stock options for a substantially smaller number of RSUs was the most attractive alternative for a number of reasons, including the following:

•	The option exchange offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the option exchange, participating employees would surrender eligible options (which are significantly underwater) for a substantially smaller number of RSUs that will vest at least 12 months later than the eligible options for which they are exchanged. New RSUs that are granted in exchange for eligible options that were fully vested when surrendered will vest on the first anniversary of the date of grant (unless local regulations or restrictions require that the vesting occur later than the first anniversary of the date of grant). We believe that the lower number of new RSUs to be granted, the requirement that any eligible option has a per share exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange, and a new 12 month or longer vesting requirement, represents a reasonable and balanced option exchange with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, the value of the RSUs directly correlates with movements in the market price of our common stock over time, thereby aligning employee and stockholder interests.

•	The exchange ratio will be calculated to return value to our stockholders. We will calculate the exchange ratios in a manner intended to result in the new RSUs having a fair value, for accounting purposes, that will be approximately equal to 90% of the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings.

•	The option exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire, or the employee who holds them leaves our employment. The option exchange will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of shares will be subject to awards granted in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described under “Details of the Stock Option Exchange Program — Exchange Ratios” below, if all eligible options are exchanged, options to purchase approximately 62.53 million shares would be surrendered and cancelled, while approximately 3.57 million new RSUs would be granted in exchange for eligible options, resulting in a net reduction in the equity award overhang by approximately 58.96 million shares. As of March 3, 2009, the total number of shares of our common stock outstanding was approximately 1.286 billion. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	Our named executive officers and members of our Board will not be eligible to participate in the option exchange. Although our named executive officers and members of our Board also hold options that are significantly underwater, these individuals are not eligible to participate in the option exchange because we believe that their compensation should remain at greater risk based on our stock price.

DETAILS OF THE STOCK OPTION EXCHANGE PROGRAM

Implementing the Option Exchange

We have not commenced the option exchange and will not do so unless our stockholders approve this proposal to amend certain of our equity incentive plans to permit the option exchange and Proposal 3 to increase the number of shares of common stock reserved for issuance under the 2008 Plan. Our Board authorized the option exchange on March 4, 2009, subject to such stockholder approval. If this proposal is approved, and our Board, Compensation Committee or CEO determines to implement the option exchange, the option exchange would commence within 12 months of the date of the Annual Meeting.

If stockholders approve this proposal to amend certain of our equity incentive plans and Proposal 3 and the Board, Compensation Committee or CEO determines to commence the option exchange, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days in which to accept the offer of the new

RSUs in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The new RSUs will be granted under the 2008 Plan on the date of cancellation of the surrendered options. In those limited cases where new options will be granted or cash payments made in exchange for surrendered options, such grants or payments also will be made on the date of the cancellation of the surrendered options. The shares of our common stock subject to surrendered options will not be available for future issuance under our equity incentive plans once the surrendered options are cancelled.

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all of our active employees, worldwide, including any employees of our majority-owned subsidiaries, who hold options with a per share exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange, except where we determine that it is infeasible or impractical to offer the option exchange under local regulations. Our named executive officers and members of the Board will not be eligible to participate in the option exchange. Based on the assumptions described below, as of February 17, 2009, we estimate that approximately 93% of our employees holding options would be eligible to participate in the option exchange. The program also will not be available to any former employees. An active employee who tenders his or her options for exchange must also remain an eligible employee through the date the new RSU grant is made following the completion of the option exchange in order to receive the new RSUs. Active employment does not include any period of “garden leave” or notice periods that may be provided for under local law. If an option holder is no longer an active employee with us or one of our majority-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer an active employee with us or one of our majority-owned subsidiaries for any reason on the date that the new RSU grant is made following the completion of the offer, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the option exchange.

Based on the assumptions described under “Details of the Stock Option Exchange Program — Exchange Ratios” below, of the outstanding options held by eligible employees as of February 17, 2009, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 62.53 million, and the maximum number of shares of common stock which would be subject to RSUs granted under the proposed option exchange, using the estimated exchange ratios below, would be 3.57 million (consisting of (i) 2.01 million RSUs granted in exchange for eligible options granted as part of our periodic broad-based focal grants and (ii) 1.56 million RSUs granted in exchange for eligible options not granted as part of our periodic broad-based focal grants). The amount of cash that we expect would be paid under the proposed option exchange, using the estimated exchange ratios below, is approximately $1.9 million.

Exchange Ratios

The exchange ratios set forth below for the option exchange (that is, how many options an employee must surrender in order to receive one RSU) will be determined using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock. Volatility is calculated on the same basis as we use for calculating stock expense under FAS 123(R). We chose to use this model to enable us to implement the option exchange in a manner that will result in the granting of new RSUs that have approximately 90% of the fair value of the stock options that are surrendered, and to avoid the stockholder dilution that occurs when all options are exchanged on a one option for one RSU basis. New RSU grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued.

The exchange ratios set forth below are for illustrative purposes only. They were established based on (i) an illustrative stock price of $12.00, (ii) the assumption that the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange was at or below $27.01, (iii) the assumption that the expected volatility used for the valuations was between 40.79% and 42.97% (depending upon the expected remaining life of the individual option grant), and (iv) on the principle that the new RSUs granted will have approximately 90% of the fair value of the stock options that are surrendered in the option exchange. Since the majority of eligible options were granted as part of our periodic broad-based focal grants and the terms of the options granted in connection with a particular focal grant are substantially similar, we have calculated exchange ratios separately for those options granted as part of our periodic broad-based focal grants and those granted apart from our focal grants. The actual exchange ratios will be determined at the time the option exchange commences based on our then-current stock price and volatility.

The illustrative exchange ratios for new RSUs granted in exchange for surrendered options which were originally part of a periodic broad-based focal grant are set forth in the table below.

	Per Share	Exchange Ratio
	Exercise	(Surrendered Options
Focal Grant	Price	to New RSU)

March 2004	$34.62	16.5 to 1
March 2005	42.58	18.5 to 1
March 2006	39.90	35 to 1
September 2006	28.15	13 to 1
March 2007	31.93	14 to 1

The illustrative exchange ratios for new RSUs granted in exchange for surrendered options which were granted apart from a periodic broad-based focal grant are set forth in the table below.

Exchange Ratio
Exercise Price of Eligible Employee	(Surrendered Options
Option Grants Other than Focal Grants	to New RSU)

$27.01 to $28.14	12 to 1
$28.16 to $30.99	13 to 1
$31.00 to $34.60	15 to 1
$34.63 to $36.99	16.5 to 1
$37.00 to $40.99	18.5 to 1
$41.00 to $44.99	21 to 1
$45.00 to $51.99	26 to 1
$52.00 and above	35 to 1

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible employees may make an election to surrender eligible stock options that have an exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange in exchange for new RSUs in accordance with the actual exchange ratios, which will be determined at the time the option exchange commences.

Vesting of New RSUs

New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs will vest in equal installments on each anniversary of the date of grant of the new RSUs with the number of installments determined using the date the new RSUs granted in the option exchange are issued and the date the surrendered option would have otherwise become fully vested.

For illustrative purposes, the table below provides the vesting schedule with respect to the new RSUs (unless local regulations or restrictions require that the vesting occur later than the first anniversary of the date of grant), assuming that the new RSUs are issued on September 1, 2009:

Number of Vesting
Final Vesting Date of Surrendered Option Grant	Installments

Prior to September 1, 2009	1
On or after September 1, 2009 and before September 1, 2010	2
On or after September 1, 2010 and before September 1, 2011	3
On or after September 1, 2012	4

For example, if an eligible option was granted on March 1, 2007 and would vest with respect to 25% of the shares subject to the eligible option on the first anniversary of the date of grant and then with respect to 2.08% of the shares over the subsequent 36 months, the eligible option would become fully vested on March 1, 2011. Using the table above, new RSUs granted in exchange for the surrender of this eligible option would vest in three equal installments on the first three anniversaries of the date the new RSUs are granted.

New RSUs will only vest if the award holder remains an employee with us or one of our majority-owned subsidiaries. Any portion of the new RSUs that are not vested at termination of employment will be forfeited. As described above, the new RSUs will be completely unvested on the date of grant, regardless of whether the surrendered options were partially or completely vested.

Term and Conditions of New RSUs

The terms and conditions of the new RSUs will be governed by the terms and conditions of the 2008 Plan and the RSU agreement entered into thereunder.

New Stock Options

In Canada, and potentially in other foreign jurisdictions, an option-for-RSU exchange is subject to taxation on the date the options are cancelled in exchange for the new RSUs grants. In light of the potential adverse consequences of such taxation to eligible employees in foreign jurisdictions such as Canada, we will grant a lesser number of new options in exchange for surrendered options held by employees in Canada and other foreign jurisdictions where we determine that the tax consequences of an option-for-RSU exchange are prohibitively adverse to employees. We expect this to be the case in an immaterial number of foreign jurisdictions. Any new options granted as part of the option exchange will be granted on the date of cancellation of the old options, will have a per share exercise price equal to the fair market value of our common stock on the date of grant and will have a fair value intended to be approximately equal to 90% of the fair value of the surrendered options (as calculated using the same assumptions as are used for the RSU exchange ratios). Any new options granted as part of the option exchange will vest in same manner described above for new RSUs granted in exchange for surrendered options.

Cash Payments

In certain instances where we have determined that offering RSUs would provide minimal retentive value, would be overly burdensome to implement or administer or would not provide a meaningful benefit to holders of eligible options, we will provide for a cash payment in exchange for surrendered options. Generally, this will be limited to cases where less than an aggregate of 100 new RSUs would be issuable to an employee in the option exchange. The amount of the cash payment will be calculated based on the RSU exchange ratio and in a manner intended to provide those receiving cash payments with approximately 90% of the fair value of their surrendered options, less any taxes and social insurance contributions due on the payments. To ensure that the payment of any such de minimis cash amounts satisfy securities law requirements that they be made promptly following the completion of the option exchange, we have determined that such payments cannot be subject to vesting or other delayed payment schedule. Accordingly, any cash payments that we provide in exchange for surrendered options will not be subject to any vesting schedule and will be made on the date that replacement RSUs are granted. In addition, we currently expect to provide for such de minimis cash payments in less than one-third of the countries in which we have eligible employees holding eligible options. The aggregate number of eligible options that may be exchanged for cash payments as of February 17, 2009 based upon the illustrative exchange ratios is approximately 3.0 million and we expect the amount of these cash payments to be approximately $1.9 million, assuming all such eligible options are exchanged.

U.S. Federal Income Tax Consequences and Other Tax Consequences

The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the issuance of the new RSUs. Recipients of cash payments will recognize ordinary income for U.S. federal income tax purposes on the date the cash payments are made to them, and the payments will be subject to applicable tax withholdings. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

The intent of the option exchange is that it will not result in us incurring significant additional compensation expenses. Based on this objective, the average fair value of the awards granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted (and the amount of any cash payments made for eligible options) will be equal to approximately 90% of the fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new awards under the option exchange will be recognized over the service period of the new awards. If any portion of the new awards granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized. Based on the assumptions described under “Details of the Stock Option Program — Exchange Ratios” above, and assuming that our stock price does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the option exchange, we would expect to recognize an incremental non-cash accounting charge of approximately $1 million to $2 million over the vesting period of the new awards. However, even if our stock price fluctuates between the date the option exchange commences and the date the exchange actually occurs, we would not expect to recognize any material non-cash accounting charges as a result of the option exchange.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our eligible employees, including eligible employees of our majority-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. Specifically, as described above, because of the adverse tax consequences to participants who are resident in Canada of an option-for-RSU exchange, we intend to issue a lesser number of options, calculated based on the same methodology as for the option-for-RSU exchange described above, to employees resident in Canada and potentially to employees in jurisdictions with similar adverse tax consequences.

Benefits of the Option Exchange to Eligible Employees

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of new RSUs that we may grant. As noted above, however, our named executive officers and members of our Board are not eligible to participate in the option exchange. The option exchange also will not be available to any former employees of us or our majority-owned subsidiaries.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which or how many employees will elect to participate in the option exchange, and which or how many eligible options such employees will elect to exchange. Please see the “Details of Stock Option Exchange Program — Eligibility” section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new awards are issued in accordance with the exchange ratios set forth above.

Text of Amendments to Existing Equity Plans

In order to permit us to implement the option exchange in compliance with our existing equity incentive plans and applicable Nasdaq listing rules, our Compensation Committee recommended and our Board approved amendments to certain of our equity incentive plans, subject to approval of the amendments by our stockholders. We are seeking stockholder approval to amend the following existing equity incentive plans, which we refer to hereinafter as the amended equity incentive plans: the 2008 Plan, eBay Inc. 2001 Equity Incentive Plan, eBay Inc. 1999 Global Equity Incentive Plan, eBay Inc. 1998 Equity Incentive Plan and Shopping.com Ltd. 2004 Equity Incentive Plan, to provide for the option exchange notwithstanding any provision to the contrary in the respective plan. The amendments will read substantially as follows:

Notwithstanding any other provision of the Plan to the contrary, upon approval of this amendment by the Company’s stockholders in accordance with the terms of this Plan, our Board of Directors or Compensation Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of restricted stock units, stock options or cash payments, provided that such one-time-only option exchange offer is commenced within 12 months of the date of such stockholder approval.

Summary of our Amended Equity Incentive Plans

The following is a summary of the material terms of the amended equity incentive plans. A more comprehensive discussion of the material terms of the 2008 Plan and the U.S. federal income tax consequences of awards granted under the 2008 Plan is included in Proposal 3 of this proxy statement and is incorporated into this proposal by this reference. We administer the other amended equity incentive plans consistent with our administration of the 2008 Plan, and the U.S. federal income tax consequences associated with awards under our other amended equity incentive plans are the same as similar awards granted under the 2008 Plan.

Generally, the amended equity incentive plans provide for equity awards to be made to our employees, directors and executive officers. Currently, the types of awards that our Compensation Committee grants consist of incentive stock options, or ISOs, non-statutory stock options, or NSOs, restricted stock units, or RSUs, nonvested shares of our common stock, which we also refer to as restricted stock, and performance-based RSUs. As of December 31, 2008, 79.4 million shares were available for future grant under our amended equity incentive plans.

Stock options granted under the amended equity incentive plans generally vest 25% one year from the date of grant (or 12.5% six months from the date of grant for grants to existing employees), and the remainder vest at a rate of 2.08% per month thereafter, and generally expire seven to ten years from the date of grant. The cost of stock options is determined using the Black-Scholes option pricing model on the date of grant.

RSUs and restricted stock are granted to eligible employees under our amended equity incentive plans. In general, RSUs and restricted stock vest over one to five years, are subject to the employees’ continuing service to us and do not have an expiration date. The cost of RSUs and nonvested shares is determining using the fair value of our common stock on the date of grant.

Certain executives are eligible for performance-based RSUs under our amended equity incentive plans. The number of RSUs ultimately received depends on our business performance against specified performance targets set by the Compensation Committee. If the performance criteria are satisfied, the performance-based RSUs will vest on specified dates or over any period determined by the Compensation Committee.

The table below sets forth the types of awards that we may grant under each of the amended equity incentive plans.

	Shares
	Available for
	Awards as of		Maximum
Name of Equity Plan	March 3, 2009	Types of Awards(1)	Term(2)

2008 Plan	7,192,587	ISOs, NSOs, Restricted Stock, RSUs, Stock Appreciation Rights, Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units, Other Stock-Based Awards and Performance-Based Awards	10 years
eBay Inc. 2001 Plan	42,398,975	ISOs, NSOs	10 years
eBay Inc. 1999 Plan	6,114,654	NSOs, Stock Bonuses, and Restricted Stock	No limit

eBay Inc. 1998 Equity
Incentive Plan	0	ISOs, NSOs, Stock Bonuses, and Stock Bonus Awards, Restricted Stock Purchase Awards, Restricted Stock Units and Performance Restricted Stock Units	10 years
Shopping.com 2004 Plan	0	ISOs, NSOs, Restricted Stock, Stock Appreciation Rights and Stock Units	10 years

(1)	For a description of each type of award, please see our description of awards that may be granted under the 2008 Plan under the heading “Awards” in Proposal 3 of this proxy statement.

(2)	Where no limit is listed, the maximum is controlled by the applicable award agreement.

The option exchange is contingent upon stockholder approval of Proposal 3 of this proxy statement at the Annual Meeting, which would amend the 2008 Plan to increase the number of shares of our common stock issuable under the plan by 50 million, to a total of 85 million. As of March 3, 2009, an aggregate of 35 million shares are authorized pursuant to the 2008 Plan, and 7.2 million shares are available for grant under the 2008 Plan. As of March 3, 2009, there were a total of 105.3 million shares underlying options outstanding under our amended equity incentive plans. Based on the assumptions described under “Details of the Stock Option Exchange Program — Exchange Ratios” above, of the outstanding options under our amended equity incentive plans, as of March 3, 2009, options to purchase 62.53 million shares of common stock would be eligible for exchange under the proposed option exchange. Assuming all of the 62.53 million eligible options are surrendered and cancelled pursuant to the option exchange, 3.57 million shares would be needed in order to issue the new RSUs in accordance with the estimated exchange ratios. Since there would not be enough shares available for grant under the 2008 Plan in order to continue to make grants consistent with our equity compensation grant practices and effect the option exchange, the option exchange is contingent upon stockholder approval of Proposal 3 in this proxy statement, which proposal would increase the number of shares issuable under the 2008 Plan by an additional 50 million, to a total of 85 million shares.

VOTE REQUIRED

Approval of the amendment of the amended equity incentive plans requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the amendment must exceed the number of votes “AGAINST” the approval of the amendment.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR
2008 EQUITY INCENTIVE AWARD PLAN

We are asking you to approve an amendment and restatement of the eBay Inc. 2008 Equity Incentive Award Plan, or the 2008 Plan, to increase the number of shares of common stock we may issue under the 2008 Plan by 50 million to 85 million and to add market share and volume metrics as performance criteria for performance-based awards granted under the 2008 Plan. Our Board adopted, subject to stockholder approval, the amendment and restatement of the 2008 Plan to provide us the continued ability to grant a variety of equity awards as a valuable tool to help attract and retain members of our Board and employees and consultants of our company and its subsidiaries. In addition, an increase to the number of shares of common stock reserved under the 2008 Plan will ensure that we will be able to grant restricted stock units, or RSUs, under the 2008 Plan in exchange for cancelled options in the event that the option exchange described in Proposal 2 of this proxy statement is approved. The amendment and restatement of the 2008 Plan will only become effective if it is approved by the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting.

A “majority of votes cast” means that the number of votes “FOR” the approval of the amendment and restatement of the 2008 Plan must exceed the number of votes “AGAINST” the approval of the amendment and restatement of the 2008 Plan.

INTRODUCTION

The purpose of the 2008 Plan is to promote the success and enhance the value of our company by linking the personal interests of employees, the members of our Board, and consultants to those of our stockholders and by providing these individuals with an incentive to work to generate superior returns to our stockholders. The 2008 Plan is also intended to provide us with flexibility in creating competitive plans to motivate, attract, and retain the services of employees, members of our Board and consultants upon whose judgment, interest, and special effort our success is largely dependent.

We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent in technology-related fields. Furthermore, we encourage stock ownership by our senior executives and members of our Board through the use of equity awards and stock ownership guidelines applicable to our executive officers and directors.

As a result of various historical factors, we currently maintain multiple plans, each typically used to grant awards to different groups of employees. Over the next several years, we intend to reduce the number of plans we administer to two plans, one for stock options and the other for full-value equity grants, including RSUs, deferred stock units, and performance-based RSUs. A simple, smoothly functioning equity award program is an important component of our general compensation program and helps streamline our daily operations.

As explained in greater detail in the Compensation Discussion and Analysis section of this proxy statement, over time our equity grants have shifted from being made in the form of stock options to being made in the form of combinations of RSUs, performance-based RSUs and/or stock options for our most senior classes of employees and purely as RSUs for other employees. As a result of this shift, we have granted substantially all of the RSUs that can be granted under our equity incentive plans. In order to continue to make grants in accordance with the compensation philosophy adopted by the Compensation Committee, our Compensation Committee and the Board have approved and are asking you to approve the amendment and restatement of the 2008 Plan. This will ensure that we have sufficient shares authorized and available for grants of equity awards and the flexibility to create the most appropriate equity grant program possible, including the option exchange contemplated by Proposal 2 of this proxy statement.

The 2008 Plan, as amended and restated subject to stockholder approval, authorizes 85 million shares of our common stock for issuance pursuant to the 2008 Plan. In connection with the adoption of the amendment and restatement of the 2008 Plan, the Board has authorized, contingent upon stockholder approval of the amendment and restatement of the 2008 Plan, the amendment of the eBay Inc. 2001 Equity Incentive Plan, or the 2001 Plan, to reduce the number of shares reserved for issuance and, therefore, available for grant under those plans by 16 million shares of common stock to help offset the dilutive impact created by the adoption to the amendment and restatement of the 2008 Plan, which will reduce the number of shares available for grant pursuant to the 2001 Plan to approximately 26.4 million shares. In addition, contingent upon stockholder approval of the amendment and restatement of the 2008 Plan, we will not make any new grants under the eBay Inc. 1999 Global Equity Incentive Plan, or the 1999 Plan, following our receipt of such stockholder approval. As of March 3, 2009, we had 6.1 million shares available for grant pursuant to the 1999 Plan.

As of March 3, 2009, we had a total of 56.55 million shares available for grant under our equity incentive plans, consisting of (i) 7.2 million shares available for grant under the 2008 Plan, (ii) 42.4 million shares available for grant under the 2001 Plan, (iii) 6.1 million shares available for grant under the 1999 Plan, and (iv) 0.8 million shares available for grant under the eBay Inc. 2003 Deferred Stock Unit Plan, or 2003 Plan. Assuming stockholder approval of the amendment and restatement of the 2008 Plan (together with the contingent reduction of shares available for grant under the 2001 Plan described above and our ceasing to make any new grants under the 1999 Plan following stockholder approval of the amendment and restatement of the 2008 Plan) and based on the awards outstanding under our equity incentive plans as of March 3, 2009, we would have a total of 84.4 million shares available for grant under all plans, consisting of (i) an aggregate total of 26.4 million shares available for grant under the 2001 Plan (ii) 0.8 million shares available for grant under the 2003 Plan, and (iii) 57.2 million shares available for grant under the 2008 Plan. The number of shares available for grant under the 2008 Plan, 2003 Plan and 2001 Plan may increase in connection with the cancellation or forfeiture of awards outstanding under such plans. We do not allow for liberal share counting under the 2001 Plan, and any shares of common stock tendered in payment of an award’s exercise price, shares withheld to pay taxes, and shares repurchased by us using option proceeds may not be added back into the authorized pool of shares eligible for grant pursuant to the 2001 Plan.

The following tables provide information about our outstanding stock options as of March 3, 2009. Approximately 71.7% of outstanding stock options were exercisable on that date and 65.2% of exercisable options had exercise prices above the closing price on that date. In addition to stock options, we had 42.5 million unvested RSUs outstanding as of March 3, 2009.

	Options Outstanding Under Plans			Options Exercisable Under Plans
	Approved by eBay Inc. Stockholders			Approved by eBay Inc. Stockholders
		Weighted-
		Average
	Number	Remaining
	Outstanding	Contractual	Weighted	Number Exercisable
Range of	as of 3/3/09	Life	Average	as of 3/3/09	Weighted Average
Exercise Prices	(in thousands)	(in Years)	Exercise Price	(in thousands)	Exercise Price

Under $10.00	170	1.87	$8.81	170	$8.81
$10.01 - $20.00	20,877	4.12	14.19	13,667	15.85
$20.01 - $30.00	22,520	4.70	26.85	15,183	26.98
$30.01 - $40.00	44,700	4.41	35.51	33,868	35.79
$40.01 - $50.00	16,676	5.19	43.30	16,089	43.27
$50.01 and above	1,205	5.47	55.53	1,204	55.53

	Options Outstanding Under Plans
	Assumed in Acquisitions (and not			Options Exercisable Under Plans
	approved by eBay Inc. stockholders)			Assumed in Acquisitions (and not approved by eBay Inc. stockholders)
		Weighted-
		Average
	Number	Remaining
	Outstanding	Contractual	Weighted	Number Exercisable
Range of	as of 3/3/09	Life	Average	as of 3/3/09	Weighted Average
Exercise Prices	(in thousands)	(in Years)	Exercise Price	(in thousands)	Exercise Price

Under $10.00	6,944	7.76	$2.66	2,106	$1.81
$10.01 - $20.00	2,987	6.21	12.93	719	13.37
$20.01 - $30.00	7	6.15	24.89	7	24.89
$30.01 - $40.00	564	6.14	35.75	563	35.74
$40.01 - $50.00	6	5.92	41.50	6	41.50

	Aggregate Options Outstanding			Aggregate Options Exercisable
		Weighted-
		Average
	Number	Remaining
	Outstanding	Contractual	Weighted	Number Exercisable
Range of	as of 3/3/09	Life	Average	as of 3/3/09	Weighted Average
Exercise Prices	(in thousands)	(in Years)	Exercise Price	(in thousands)	Exercise Price

Under $10.00	7,113	7.62	$2.81	2,275	$2.33
$10.01 - $20.00	23,864	4.38	14.03	14,386	15.73
$20.01 - $30.00	22,527	4.70	26.85	15,190	26.98
$30.01 - $40.00	45,263	4.43	35.51	34,431	35.79
$40.01 - $50.00	16,683	5.19	43.30	16,095	43.27
$50.01 and above	1,205	4.79	55.53	1,204	55.53

Total	116,655	4.79	$28.77	83,581	$31.55

The Company’s equity overhang on March 3, 2009, considering all equity incentive awards granted plus shares available for grant under all active plans, was 16.8%.

In addition, assuming stockholder approval of both Proposal 2 and the amendment and restatement of the 2008 Plan, and based on the assumptions described under “Details of the Stock Option Exchange Program — Exchange Ratios” in Proposal 2, if all eligible options as of February 17, 2009 are exchanged, options to purchase 62.53 million shares would be surrendered and cancelled, while 3.57 million new RSUs would be granted in exchange for eligible options. The stock options surrendered in the exchange will be cancelled and shares subject to the cancelled options will not be available for future issuance under our equity incentive plans. Based on the foregoing assumptions and on the awards outstanding under our equity incentive plans as of March 3, 2009, immediately following the completion of the proposed stock option exchange described in Proposal 2, (i) approximately 54.1 million options with a weighted average exercise price of $20.08 and a weighted average remaining life of 4.32 years would be outstanding under our equity incentive plans, (ii) approximately 46.1 million unvested RSUs would be outstanding under our equity incentive plans, and (iii) approximately 53.6 million shares would remain available for grant under our 2008 Plan.

The Company and the Compensation Committee review our equity program annually to ensure that we are balancing our goal to include the use of equity in our compensation programs in order to attract and motivate our employees with our interest and our stockholders’ interest in limiting dilution from equity plans. We have adjusted our grant guidelines over the past two years to significantly increase the use of RSUs in lieu of stock options for our broad-based equity program, and, as described in detail in Proposal 2 of this proxy statement, we propose to exchange new grants of RSUs with surrendered eligible stock options with per share exercise prices greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange. We have also monitored market trends carefully and have made reductions in our grant guidelines at most levels to reflect the reduced use of equity by our competitors. The following table provides information on our annual share usage.

Run Rate (shares in millions)

					3-Year
	FY2006	FY2007	FY2008		Average

Stock options granted (includes assumed options)	38.83	20.74	23.28		27.62
Time-based restricted stock and RSUs granted	1.02	9.24	23.55		11.27
Performance-based RSUs earned	0	0.10	0.09		0.06
Total number of shares cancelled	15.11	15.36	21.37		17.28
Weighted average common shares outstanding	1,403	1,359	1,304		1,355
Net run rate(1)	1.76%	1.08%	1.96%		1.60%
Equity awards made to Named Executive Officers	3.89%	5.68%	9.53	%(2)	6.37%

(1)	Net run rate is calculated as (x) all shares (i) granted as stock options or RSUs or (ii) earned as performance-based RSUs, minus (y) the number of shares cancelled, divided by (z) the weighted average shares outstanding.

(2)	For 2008, we had seven Named Executive Officers, as compared with five Named Executive Officers for each of 2006 and 2007.

The 2008 Plan, as amended and restated subject to stockholder approval, also provides for market share and volume metrics as new performance criteria for the purposes of granting awards that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. We believe that the addition of market share and volume metrics (e.g., measures such as the total number of items bought in a period for the core marketplace business and total minutes of use for Skype) to the performance criteria approved for performance-based awards under the 2008 Plan will provide us more flexibility to make awards under the 2008 Plan using performance goals that continue to align the interests of our named executive officers with those of our stockholders by allowing us to correlate the earning of compensation under the 2008 Plan with key metrics by which we believe our businesses are measured over time.

A summary of the principal provisions of the 2008 Plan is set forth below. The summary is qualified by reference to the full text of the amendment and restatement of the 2008 Plan, which is attached as Appendix A to this proxy statement.

GENERAL

•	The 2008 Plan has a ten-year term from the date our stockholders initially approved the 2008 Plan in June 2008.

•	The 2008 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards to eligible individuals.

•	Subject to stockholder approval of the amendment and restatement of the 2008 Plan, 85 million shares of common stock in the aggregate are authorized for issuance pursuant to awards under the 2008 Plan.

•	Subject to stockholder approval of the amendment and restatement of the 2008 Plan, the authorized shares of common stock under the 2008 Plan represent approximately 6.6% of the total outstanding shares of common stock as of March 4, 2009, the record date.

•	Subject to stockholder approval of the amendment and restatement of the 2008 Plan, market share and volume metrics will be included in the performance criteria that may be used in setting performance goals for performance-based awards.

•	As of March 4, 2009, the closing price of our common stock on the Nasdaq Global Select Market was $10.81 per share.

ADMINISTRATION

The 2008 Plan is administered by the Compensation Committee of our Board. The Compensation Committee may delegate to a committee of one or more members of our Board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or the Code. Pursuant to this provision, our Compensation Committee is currently in the practice of delegating to our Chief Executive Officer the authority to determine and make most of the individual grants to our employees below the level of Senior Vice President within guidelines approved by the Compensation Committee. Unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a non-employee director, and an “independent director” under the rules of The Nasdaq Stock Market (or other principal securities market on which shares of our common stock are traded).

The Compensation Committee has the exclusive authority to administer the 2008 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

ELIGIBILITY

Persons eligible to participate in the 2008 Plan include all non-employee members of our Board, consisting of eleven directors following the Annual Meeting, approximately 16,200 employees of the company and its subsidiaries and affiliates, as determined by the Compensation Committee, and consultants.

LIMITATION ON AWARDS AND SHARES AVAILABLE

Subject to stockholder approval of the amendment and restatement of the 2008 Plan, an aggregate of 85 million shares of common stock are available for grant pursuant to the 2008 Plan. The shares of common stock covered by the 2008 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

To the extent that an award terminates, expires, or lapses for any reason, or an award is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the 2008 Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may be used again for new grants under the 2008 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates will not be counted against shares available for issuance under the 2008 Plan. The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2008 Plan.

The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2008 Plan during any calendar year is 1 million and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award is $3,000,000.

AWARDS

The 2008 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the 2008 Plan. See the description under the New Plan Benefits heading below or the Summary Compensation Table and Grants of Plan-Based Awards Table below for information on prior awards to our named executive officers identified in those tables.

Stock Options.  Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2008 Plan. The option exercise price of all stock options granted pursuant to the 2008 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant.

While we do not currently grant any incentive stock options and have no current intent to do so, to preserve maximum flexibility, the 2008 Plan allows us to grant incentive stock options. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of eBay stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

The Compensation Committee determines the methods by which payments by any award holder with respect to any awards may be paid, the form of payment, including, without limitation: (1) cash, (2) shares of common stock held for such period of time as may be required by the Compensation Committee in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required, or (3) other property acceptable to the Compensation Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale). However, no participant who is a member of the Board or an “executive officer” of the company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.

Restricted Stock Units.  RSUs may be granted pursuant to the 2008 Plan. An RSU award provides for the issuance of common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The vesting and maturity dates will be established at the time of grant, and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each RSU scheduled to be paid out on such date and not previously forfeited. The Compensation Committee will specify the purchase price, if any, to be paid by the participant to us for such shares of common stock. RSUs may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met. The tax consequences for RSUs outside of the U.S. may differ from the U.S. federal income tax consequences described in the preceding sentence.

Restricted Stock.  Restricted stock may be granted pursuant to the 2008 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Compensation Committee (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

Additional Awards.  The other types of equity awards that may be granted under the 2008 Plan include performance shares, performance stock units, dividend equivalents, deferred stock units, stock appreciation rights and other stock-based awards.

Performance bonus awards may also be granted pursuant to the 2008 Plan. Performance bonus awards are cash bonuses payable upon the attainment of pre-established performance goals based on established performance criteria and are intended to be performance-based awards within the meaning of Section 162(m) of the Code. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee. The following is a brief discussion of the requirements for awards, including performance bonus awards, to be treated as performance-based awards within the meaning of Section 162(m) of the Code.

The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax. Under the 2008 Plan, these performance-based awards may be either equity awards or performance bonus awards. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Board for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	trading volume

•	users

•	gross merchandise volume

•	total payment volume, revenue

•	operating income

•	EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization)

•	net income (either before or after taxes)

•	earnings per share

•	earnings (as determined other than pursuant to United States generally accepted accounting principles, or GAAP)

•	multiples of price-to-earnings

•	multiples of price-to-earnings to earnings growth

•	return on net assets

•	return on gross assets

•	return on equity

•	return on invested capital

•	cash flow (including, but not limited to, operating cash flow and free cash flow)

•	net or operating margins

•	economic profit

•	common stock price appreciation

•	total stockholder return

•	employee productivity

•	customer satisfaction metrics

•	market share metrics

•	volume metrics

any of which may be measured with respect to us, or any subsidiary, affiliate or other business unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group. The Compensation Committee defines in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to the company on the date the performance-based award is paid to be eligible for a performance-based award for any period.

ADJUSTMENT PROVISIONS

Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend or certain recapitalizations may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, our Board will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and our Board determines that an adjustment to the plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2008 Plan, our Board will equitably adjust the 2008 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

Outstanding awards do not automatically terminate in the event of a change in control. A “change in control” generally means a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If it does not do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and all forfeiture restrictions on such awards shall lapse. The unexercised portion of all outstanding awards may terminate upon the change in control. The acceleration of an award in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

AMENDMENT AND TERMINATION

The Compensation Committee, subject to approval of our Board, may terminate, amend, or modify the 2008 Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2008 Plan, to permit the Compensation Committee or our Board to grant options with a price below fair market value on the date of grant, or to extend the exercise period for an option beyond ten years from the date of grant. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2008 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date the stockholders initially approved the 2008 Plan.

FEDERAL INCOME TAX CONSEQUENCES

With respect to nonqualified stock options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); RSUs, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2008 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

The 2008 Plan is designed to meet the requirements of Section 162(m); however, full value awards granted under the 2008 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to options and full value awards granted under the 2008 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

The tax consequences for equity awards outside of the U.S. may differ from the U.S. federal income tax consequences described above.

NEW PLAN BENEFITS

Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2008 Plan. Under the 2008 Plan, as of March 3, 2009, our Named Executive Officers have received the following equity grants: John J. Donahoe, our President and Chief Executive Officer, has received 383,681 RSUs; Robert H. Swan, our Senior Vice President, Finance and Chief Financial Officer, has received 255,915 RSUs; Elizabeth L. Axelrod, our Senior Vice President, Human Resources, has received 245,400 RSUs; Lorrie M. Norrington, our President, eBay Marketplaces, has received 77,512 RSUs; and Scott Thompson, our President, PayPal, has received 100,867 RSUs. In addition, under the 2008 Plan, as of March 3, 2009, Margaret C. Whitman, our former President and Chief Executive Officer, has received 22,330

RSUs; and Rajiv Dutta, our former President, eBay Marketplaces, has received 5,362 RSUs. As of March 3, 2009, our executive officers as a group have received 1,091,067 RSUs under the 2008 Plan; our non-employee directors as a group have received options to purchase 91,080 shares and 9,700 RSUs under the 2008 Plan; and our non-executive officer employees as a group have received 26.7 million RSUs under the 2008 Plan.

VOTE REQUIRED

Adoption of the amendment and restatement of the 2008 Plan requires approval by the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the amendment and restatement of the 2008 Plan must exceed the number of votes “AGAINST” the approval of the amendment and restatement of the 2008 Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We have selected PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2009. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the selection of PwC as our independent auditors. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

AUDIT AND OTHER PROFESSIONAL FEES

During the fiscal years ended December 31, 2008 and December 31, 2007, fees for services provided by PricewaterhouseCoopers LLP, or PwC, were as follows (in thousands):

	Year Ended
	December 31,
	2008	2007

Audit Fees	$6,708	$5,813
Audit-Related Fees	1,015	805
Tax Fees	—	—
All Other Fees	—	—

Total	$7,723	$6,618

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, and for attestation services related to Sarbanes-Oxley compliance. “Audit-Related Fees” consist of fees billed for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. We did not incur any “Tax Fees” or “All Other Fees” in the fiscal years ended December 31, 2008 or 2007.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining their independence. All such non-audit services were pre-approved pursuant to the pre-approval policy set forth below.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services. We disclose all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or annual report on Form 10-K.

AUDIT COMMITTEE REPORT1

We constitute the Audit Committee of the Board of Directors of eBay Inc. The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2008, and earlier in 2009, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2008, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•	reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•	conferred with PwC and with senior management of eBay regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

1 The material in this Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before, on or after the date hereof and irrespective of any general incorporation language in any such filing.

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

•	discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	obtained from PwC in connection with the audit a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

The Audit Committee held 12 meetings in 2008. Throughout the year we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

The Audit Committee has discussed with PwC the matters required to be discussed by by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm. We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of The Nasdaq Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebay.com/governance. Any future changes in the charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2008, which eBay filed with the SEC on February 20, 2009. We have also recommended, and the Board has approved, the selection of PwC as our independent auditors for 2009.

AUDIT COMMITTEE

Fred D. Anderson, Chair
Dawn G. Lepore
David M. Moffett
Richard T. Schlosberg, III

OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 3, 2009.

Name	Age	Position

John J. Donahoe	48	President and Chief Executive Officer
Elizabeth L. Axelrod	46	Senior Vice President, Human Resources
Mark T. Carges	47	Senior Vice President, Technology
Michael R. Jacobson	54	Senior Vice President, Legal Affairs, General Counsel and Secretary
Alan L. Marks	46	Senior Vice President, Corporate Communications
Lorrie M. Norrington	49	President, eBay Marketplaces
Robert H. Swan	48	Senior Vice President, Finance and Chief Financial Officer
Scott Thompson	51	President, PayPal

John J. Donahoe’s biography is set forth under the heading “Proposal 1 — Election of Directors — Directors Continuing in Office Until Our 2011 Annual Meeting,” above.

Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree with a concentration in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.

Mark T. Carges serves eBay as Senior Vice President, Technology. He has served in that capacity since September 2008. From November 2005 to May 2008, Mr. Carges served as Executive Vice President and General Manager of the Business Interaction Division of BEA Systems, Inc. From August 2004 to November 2005, Mr. Carges served as Chief Technology Officer of BEA Systems, Inc. From January 2003 to August 2004, Mr. Carges served as Executive Vice President, Strategic Global Accounts of BEA Systems, Inc. From February 1996 to December 2002, Mr. Carges served as Vice President, General Manager of various product groups of BEA Systems, Inc. Mr. Carges holds a B.A. degree in Computer Science from University of California, Berkeley and a M.S. degree in Computer Science from New York University.

Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward Kronish LLP, specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

Alan L. Marks serves eBay as Senior Vice President, Corporate Communications. He has served in that capacity since April 2008. From February 2005 to April 2008, Mr. Marks served as Director, Corporate Media Relations of Nike, Inc. From January 1999 to February 2005, Mr. Marks served as Vice President, Corporate Communications of Gap Inc. Prior to Gap, Mr. Marks was with Avon Products, Inc. for twelve years in a variety of global communication positions. Mr. Marks holds a B.A. degree in Journalism from the University of North Carolina at Chapel Hill and a M.A. degree in Liberal Studies from New York University.

Lorrie M. Norrington serves eBay as President, eBay Marketplaces. She has served in that capacity since July 2008. From January 2008 to July 2008, Ms. Norrington served as head of eBay Marketplaces Operations. From June 2006 to January 2008, Ms. Norrington served as President, eBay International. From June 2005 to June 2006, Ms. Norrington served as President and CEO of Shopping.com, Inc. From August 2001 to March 2005, Ms. Norrington served as executive vice president in the office of the CEO of Intuit Inc., a business and financial management software company. Prior to joining Intuit, from 1982 to July 2001, she served in a variety of positions at General Electric Corporation, a diversified technology, media and financial services company. Ms. Norrington holds a B.S. degree in Business Administration from University of Maryland and an M.B.A. degree from the Harvard Business School.

Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006. From February 2003 to March 2006, Mr. Swan served as Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation. From July 2001 to December 2002, Mr. Swan was Executive Vice President and Chief Financial Officer of TRW Inc. Mr. Swan served in executive positions at Webvan Group, Inc. from 1999 to 2001, including Chief Executive Officer from April 2001 to July 2001, Chief Operating Officer from September 2000 to July 2001, and Chief Financial Officer from October 1999 to July 2001. Mr. Swan also serves on the board of directors of Applied Materials Inc. Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

Scott Thompson serves eBay as President, PayPal. He has served in that capacity since January 2008. From February 2005 to January 2008, Mr. Thompson served as PayPal’s Senior Vice President, Chief Technology Officer. From September 2001 to February 2005, Mr. Thompson served as Executive Vice President of Technology Solutions at Inovant, LLC, a subsidiary of Visa USA. From 1998 to September 2001, Mr. Thompson was Chief Technology Officer and Executive Vice President of Technology & Support Services for Visa USA. Mr. Thompson also serves on the board of directors of F5 Networks, Inc. Mr. Thompson holds a B.S. degree in Accounting from Stonehill College.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction; Objectives of Compensation Programs

Our compensation programs are designed to align compensation with our business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position eBay competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, the principal components of executive compensation in 2008 consisted of base salary, short-term cash incentive awards, and equity incentive awards. For 2008, the equity incentive awards for most employees were time-based restricted stock units and stock options and for our executive officers were stock options, performance-based restricted stock units, and time-based restricted stock.

The Compensation Committee reviews and sets our overall compensation strategy for all employees on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. Our compensation policies are the same for all of our executive officers.

As we announced in January 2008, we underwent a significant management change at the beginning of the year and additional changes in the middle of the year. Ms. Whitman resigned as our CEO and President effective March 31, 2008 and was replaced by Mr. Donahoe. References throughout this discussion to our CEO refer to Mr. Donahoe. When Ms. Whitman’s resignation was announced, Mr. Donahoe assumed the role of CEO-designate, Mr. Dutta became President of eBay Marketplaces and Mr. Thompson became the President of PayPal. In July 2008, Mr. Dutta resigned and Ms. Norrington became President of eBay Marketplaces.

The Compensation Committee’s decisions regarding executive compensation in 2008 took into account these management changes and reflect the need to provide additional retention for key members of our senior management team. As described below, in 2008 the committee also reviewed some of our long-standing compensation practices and decided to make changes that will become effective in 2009.

Role of the Compensation Committee

The Compensation Committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our CEO, other executive officers, our other employees at the level of senior vice president and above, and any vice president whose compensation exceeds approved guidelines for cash or equity compensation. The committee’s review of executive officer compensation includes, but is not limited to, a review of the continued holding power of past equity incentive awards. The committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed in more detail below, in 2008, the committee retained a compensation consultant that reported directly to the committee.

Role of Executive Officers and Consultants in Compensation Decisions

While the Compensation Committee determines eBay’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to the executive officers identified below and the compensation consultant retained by the committee to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the Compensation Committee with his perspective on the performance of eBay’s executive officers as part of the determination of the individual portion payable under the eBay Incentive Plan (as described below), the annual personnel review and as part of succession planning discussions with the Board as well as a self-assessment of his performance. The committee establishes compensation levels for our CEO in consultation with the compensation consultant it retains, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than himself, and the committee considers those recommendations and information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our CEO, CFO, Senior Vice President of Human Resources, and Senior Vice President, Legal Affairs & General Counsel regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding eBay’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the CEO’s performance and its setting of annual performance goals, in each case led by our lead independent director. See “Our Corporate Governance Practices” above for further details.

As discussed above, in 2008 the committee retained Towers Perrin as its compensation consultant to provide advice, its opinion, and resources to help develop and execute our overall compensation strategy. Towers Perrin reports directly to the committee, and the committee has the sole power to terminate or replace Towers Perrin at any time. As part of its engagement, the Compensation Committee has directed Towers Perrin to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Towers Perrin also meets with the committee during the committee’s regular meetings and in executive session, where no members of management are present, and with the committee chair and other members of the committee outside of the regular meetings.

As part of its engagement in 2008, Towers Perrin evaluated eBay’s peer groups for performance and compensation benchmarking, made recommendations regarding how the peer groups should be changed and how peer groups should be used in setting compensation guidelines, advised the committee on new compensation arrangements for certain of our executive officers in connection with the management changes, assessed compensation for the board of directors, evaluated compensation levels at the peer group companies, and developed the related equity and cash compensation guidelines, which included an analysis of eBay’s performance and that of specified peer groups (see the section entitled “Competitive Considerations” below for a further discussion regarding these peer groups). To facilitate making external compensation comparisons, Towers Perrin provided the Compensation Committee with competitive market data by analyzing proprietary surveys prepared by Towers Perrin, proprietary third-party surveys provided to them by management, and publicly-disclosed documents of companies in specified peer groups. Towers Perrin’s fees for consulting advice to the committee for the year ended December 31, 2008 were approximately $389,000. The committee periodically reviews its relationship with its compensation consultant. In 2008, Towers Perrin did not provide any services to the company other than the compensation consulting services provided to the Compensation Committee. While we may use Towers Perrin for

one-time, discrete projects (separate from the consulting advice provided to the committee) in the future, the committee believes that Towers Perrin is able to provide it with independent advice.

Competitive Considerations

To set total compensation guidelines, the Compensation Committee reviews market data of companies with which eBay competes for executive talent, business, and capital. The market data consists of publicly-disclosed data from peer group companies and proprietary third-party survey data, which is only available in an aggregated and unidentifiable format. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger global companies.

As discussed in more detail below in the section entitled “Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards,” historically we also used peer group companies as a benchmark against which to assess eBay’s performance and set equity guidelines. In 2008, the committee reviewed data from two peer groups, which consisted of the following high-technology companies and consumer products companies:

High-Technology Peer Group:	Consumer Products Peer Group:
• Adobe Systems Incorporated	• Charles Schwab & Co., Inc.
• Amazon.com, Inc.	• Coach, Inc.
• Apple Inc.	• The Coca-Cola Company
• Cisco Systems, Inc.	• The Gap, Inc.
• Dell Inc.	• General Mills, Inc.
• Electronic Arts Inc.	• Harley-Davidson, Inc.
• EMC Corporation	• The Hershey Company
• Google Inc.	• Kellogg Company
• Intel Corporation	• Nike, Inc.
• IAC/InterActiveCorp	• PepsiCo, Inc.
• Intuit Inc.	• Polo Ralph Lauren Corporation
• Microsoft Corporation	• Starbucks Corporation
• Qualcomm Incorporated	• Tiffany & Co.
• Symantec Corporation	• Time Warner Inc.
• Visa Inc.	• Wm. Wrigley Jr. Company
• Yahoo! Inc.

In deciding whether a company should be included in one of the peer groups, the committee considers the following screening criteria:

•	revenue

•	market value

•	historical growth rate

•	primary line of business

•	whether the company has a recognizable and well-regarded brand

•	whether we compete with the company for talent

To ensure that these peer groups continue to reflect the markets in which we compete for executive talent, the committee reviews the peer groups annually in the fall for the upcoming year. Before adding or deleting a company from a peer group, the committee considers how the change would impact the comparative market data. For 2008, one company was deleted from, and one company was added to, the high-tech peer group and no changes were made to the consumer products peer group.

Over the course of 2008, the committee (1) reassessed the reasons why we had two separate peer groups, (2) considered whether it would be more appropriate to have a single peer group, and (3) considered how the peer groups should be used in setting compensation guidelines. The committee noted that we no longer looked to companies in the consumer products industry as a source for executive talent and that as our Payments business continued to grow, we were increasingly competing with financial services companies for talent. In considering whether to switch to a single peer group, the committee considered many factors, including confirming that the change would not have materially impacted what we would have paid our executive officers over the past several years. Following this assessment, the committee decided to move to a single peer group for 2009. As discussed in more detail below, the committee also decided that it would no longer set equity guidelines based on eBay’s historical performance relative to its peer group companies. For 2009, the peer group consists of the following companies:

•	Adobe Systems Incorporated

•	Amazon.com, Inc.

•	American Express Company

•	Apple Inc.

•	Capital One Financial Corp.

•	Charles Schwab & Co., Inc.

•	Cisco Systems, Inc.

•	Dell Inc.

•	Electronic Arts Inc.

•	Google Inc.

•	Intel Corporation

•	IAC/InterActiveCorp

•	Intuit Inc.

•	MasterCard Incorporated

•	Microsoft Corporation

•	Symantec Corporation

•	Visa Inc.

•	Yahoo! Inc.

Elements of Compensation/Executive Compensation Practices

For 2008, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, and equity incentive awards. The equity incentive awards consisted of stock options, performance-based restricted stock units, and time-based restricted stock units. Our executive officers were also provided certain perquisites and are eligible to participate in our deferred compensation plan, both as described below, and are eligible to participate in our health and benefits plans, retirement savings plans, and our employee stock purchase plan, which are generally available to all of our employees. The following table outlines our objectives for each of the principal components of executive compensation and our target positioning strategy for those components for both 2008 and 2009:

Objective	2008 Target Positioning Strategy	2009 Target Positioning Strategy

Base salary
• Reward individuals’ current contributions to the company • Compensate individuals for their expected day-to-day performance
• Target annual base salary ranges of the executive group as a whole at median levels relative to our peer groups in the high-technology and consumer products sectors and general industry third-party survey data
• Target annual base salary ranges of the executive group as a whole at the median level relative to our single peer group and general industry third-party survey data

Short-term cash incentive awards
• Align executive compensation with annual performance • Enable eBay to attract, retain, and reward individuals who contribute to eBay’s success • Motivate individuals to enhance the value of eBay	• Target short-term cash incentive ranges of the executive group as a whole at median levels relative to our peer groups in the high-technology and consumer products sectors	• Target short-term cash incentive ranges of the executive group as a whole at the median level relative to our single peer group and general industry third-party survey data
Equity incentive awards
• Align individuals’ incentives with the long-term interests of our stockholders

• Reward individuals for potential long-term contributions

• Provide a total compensation opportunity commensurate with our performance

• Stock options and time-based restricted stock units: varies based on our performance relative to that of our peer group companies (target awards set at the 25-75th percentile relative to the equity grant practices of high-technology companies that are included in proprietary third-party surveys that provide data on equity grant practices, based on our performance compared to peer group companies)

• Performance-based restricted stock units: target awards at the 50th percentile of equity awards relative to high-technology companies included in proprietary third-party surveys
• Set equity award guidelines to be competitive with companies in our single peer group and technology industry third-party survey data

In addition to the customary equity incentive awards described above, the Compensation Committee was advised by its compensation consultant that, in light of the uncertainty created by the management changes announced at the beginning of 2008, similarly-situated companies often granted retention equity incentive awards to senior executives in addition to their standard annual grants. The committee decided that it would be appropriate to provide retention equity incentive awards to key members of our senior management team.

Although the Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, as described below, the committee has policies for each component of compensation, and as part of its evaluation of the compensation of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. In general, compensation of executive officers is weighted towards equity incentives, as the committee wants the senior leadership team to have a long-term perspective on the company’s affairs. This is illustrated by the following chart, which shows how each element of compensation disclosed in the Summary Compensation Table below was weighted for our executive officers named therein (which are referred to as our named executive officers) as a group for 2008:

In making decisions regarding elements of compensation for each of our executive officers, the committee takes into account the size and complexity of each executive officer’s job and business unit or function in addition to individual performance. In evaluating these matters in 2008, the committee considered (1) the continued growth of our Payments business compared to our core Marketplaces business, (2) the increasing complexity of our Payments business, (3) changes in responsibilities among our executive officers resulting from the reorganization of our Marketplaces business, and (4) the increased role and responsibilities for our CFO. For executive officers other than the CEO, assessments of individual performance are typically based on performance against financial performance measures for the executive’s business unit or function, organizational development (including development of the senior leadership team of each organization), leadership, and, as applicable, major product introductions, integration of acquisitions and/or strategic partnerships, and achievement of strategic and infrastructure objectives, including control of costs. For our CEO, assessments of individual performance are based on the committee’s subjective assessment of the company’s overall financial performance, development of the company’s leadership team, achievement of strategic objectives, and leadership of the executive team and of the company as a whole.

Our executive officers fall into four different job levels, and for 2008, our named executive officers fell into three different job levels. Our CEO is in a higher job level than the rest of the executive team, and the compensation guidelines for his job level are significantly higher than the next highest job level. Because the CEO has overall responsibility for our entire company, his job responsibilities are significantly greater than those of the other executive officers, who are responsible for individual business units or corporate functions. As set forth in the Summary Compensation Table below, Mr. Donahoe’s 2008 total compensation as CEO (even after taking into account equity grants made in connection with his promotion) is lower than Ms. Whitman’s 2007 total compensation as CEO. Except as described in this Compensation Discussion and Analysis, in 2008 the committee did not make any additional compensation-related decisions for any of our named executive officers.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company and compensate them for their expected day-to-day performance. In 2008, our pay positioning strategy was to target annual base salary and short-term cash incentives of the executive group as a whole at median levels relative to our peer groups in the high-technology and consumer products sectors and general industry third-party survey data. The Compensation Committee then sets a salary range for each executive job level, with the midpoint of the salary range based on the median level of our peer groups, although more weight is given to the high-technology sector than to the consumer product sector. For 2008, eBay’s average actual annual base salary and short-term cash incentive pay position for our named executive officers was within approximately 5% of the median level of our peer group companies and the general industry survey data used. Variances were due to a number of factors, including the performance of individual members of the executive group, recent promotions, and changes to the cash compensation necessary to retain certain executive officers, as described below.

Starting in 2009, our pay positioning strategy is to target annual base salary ranges of the executive group as a whole at the median level relative to our single peer group and general industry third-party survey data. However, in light of the financial uncertainties caused by the global macroeconomic recession and credit crunch, the committee decided to freeze 2009 salaries for executive officers, including our CEO, at 2008 levels (except in a small number of individual cases where adjustments were deemed warranted).

The committee meets at least once a year to review and approve each executive officer’s salary for the upcoming year. When reviewing base salaries, the committee considers the pay practices of peer group companies, compensation of executives in similar positions at comparable companies who participate in proprietary third-party surveys, individual performance, levels of responsibility, breadth of knowledge, and prior experience. Of these factors, competitive pay practices are the primary determinant of the range within which individual salaries are set. When the committee set the base salaries for our named executive officers at the beginning of 2008, it took into account the management changes and promotions, and set the base salaries within the applicable ranges. Later in the year, the committee re-evaluated Mr. Swan’s compensation arrangements and decided to increase his salary above the range for his job level to reflect his increased role and responsibilities. See footnote 1 to the Summary Compensation Table below for details regarding the 2008 salaries for each of our named executive officers.

Short-term Cash Incentive Awards

eBay Incentive Plan (eIP).  The eIP is a cash incentive program designed to align executive compensation with annual performance and to enable eBay to attract, retain, and reward individuals who contribute to eBay’s success and motivate them to enhance the value of eBay. The eIP was approved by our stockholders in 2005. The Compensation Committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the eIP are dependent and based on eBay’s performance and individual performance.

The committee determines the semi-annual, annual, or other performance period under the eIP. For each performance period, the committee establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics. Management recommends to the committee a proposed approach to setting the performance measures and targets. In 2008, the eIP consisted of only an annual award for employees at the level of senior vice president and above, semi-annual and annual awards for employees at the level of director through vice president, and semi-annual awards for other employees.

The following table outlines the performance measures for the 2008 annual award for executive officers and the committee’s rationale for selecting those performance measures:

Performance Measures(1)	Rationale

• Minimum revenue threshold(2) • Non-GAAP net income targets(3) • Individual performance
•  The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.

(1)	Both minimum revenue and non-GAAP net income thresholds must be met in order for there to be any incentive payout.

(2)	Calculated on a fixed foreign exchange basis (referred to as FX-neutral).

(3)	Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

If the minimum revenue and non-GAAP net income thresholds have been met, 75% of the award is based on the company’s performance, and 25% of the award is based on individual performance. During the second half of 2008, the committee added a customer retention metric, which we refer to as a “net promoter score,” for certain employees at the level of vice president and above (which includes all executive officers). Twenty percent of the company performance component of the annual incentive for 2008 was subject to the net promoter score metric. If the target for the net promoter score metric was not met, then the individual would lose up to 20% of the amount he or she would have otherwise received for the company performance component under the eIP. If the target was met, the individual would receive what he or she would have otherwise received under the eIP (and would not receive any additional pay out as a result of the achievement of the net promoter score metric).

The amount by which the eIP is funded is determined based on the company’s actual performance measured against the targets set by the committee. The committee sets the annual target in the first quarter. Unless both the minimum revenue and non-GAAP net income thresholds for the year are met, there is no payout for that year. After the end of the year, the company’s actual performance is compared to the targets to determine the funding level, and our CEO presents the committee with his assessment of the performance of each of the other executive officers; the committee reviews his assessments and determines the level of performance for each of those executive officers. In addition, the committee reviews (with input from the lead independent director and other members of the Board) and determines the CEO’s level of performance against targets set by the Board at the beginning of the year.

The following table sets forth the annual 2008 performance measures set by the committee:

	Minimum	Target	Maximum

FX-neutral revenue threshold	$8.50B	—	—
Non-GAAP net income	$2.222B	$2.327B	$2.676B

In 2008, the maximum incentive amount that could be paid was 200% of target. In 2008, total annual target incentive amounts for the named executive officers (other than the CEO) were 65% to 100% of base salary, and the target incentive amount for the CEO was 125% of base salary. Based on eBay’s annual performance, there was no payout for our executive officers under the eIP for 2008.

Special Retention Bonus Plans.  Messrs. Donahoe and Swan each have special retention bonus plans that were entered into in connection with their hiring in 2005 and 2006, respectively. The Compensation Committee believed that it was necessary to enter into these special bonus plans to provide each of Messrs. Donahoe and Swan with a total compensation package that would be attractive to them and cause them to join eBay, in each case with particular reference to the compensation he had been receiving at his previous position. Under the terms of Mr. Donahoe’s plan, he received a special retention bonus of $2,000,000 in cash, of which $500,000 was paid in each of 2005, 2006, 2007, and 2008. Under the terms of Mr. Swan’s plan, he is eligible to receive a special retention bonus of up to $1,000,000 in cash, of which $200,000 was paid in each of 2006, 2007, and 2008. The plan provides that Mr. Swan will receive two additional bonus payments of $200,000, payable on each of the third and fourth anniversaries of the date of his commencement of employment, assuming his continued employment with eBay. The amounts paid to Messrs. Donahoe and Swan under these bonus plans were in addition to their base salaries.

Equity Incentive Awards

Consistent with our past practice, for 2008 we granted our executive officers focal equity incentive awards in the form of stock options and performance-based restricted stock units to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance. In addition, as described below, in light of the uncertainty created by the management changes announced at the beginning of 2008, we granted our executive officers retention equity incentive awards consisting of time-based restricted stock units.

Our historical pay positioning strategy for equity compensation (other than for performance-based restricted stock units, which is discussed below) varied based on our performance. In setting annual equity award guidelines for stock options and time-based restricted stock units, the committee considered eBay’s total stockholder return, revenue growth, and net income growth over trailing four-quarter and three-year periods relative to its peer groups of high-technology companies and consumer products companies. The committee also considered data regarding equity guidelines for comparable high-technology companies that were included in proprietary third-party surveys. From these surveys, the committee could determine how eBay’s equity award guidelines would likely compare against companies in the high-technology peer group. If eBay’s performance compared to its peer group companies was average, the midpoints of the equity award guidelines for the subsequent year were targeted to be positioned at the 50th percentile of the guidelines for comparable high-technology companies included in the surveys. If eBay’s performance compared to its peer group companies was high, midpoints of the equity award guidelines could be positioned as high as the 75th percentile. If eBay’s performance compared to its peer group companies was low, midpoints of the equity award guidelines could be positioned as low as the 25th percentile. Once the midpoints of the equity award guidelines were set, ranges around the midpoints were established to allow for differentiation of awards by individual. Individual awards could therefore be higher or lower than the pay positioning guidelines. Given eBay’s performance in 2007 (based on trailing four-quarter and three-year periods), the committee decided to position the midpoints of the equity award guidelines for 2008 at approximately the 65th percentile of the guidelines for comparable high-technology companies included in the surveys. Our pay positioning strategy for performance-based restricted stock units was to target awards at the 50th percentile relative to comparable high-technology companies included in the surveys. Because the amount of restricted stock awarded under the performance-based restricted stock plan is granted based on company performance (as described in more detail below), the committee decided that it was not necessary to adjust these guidelines based on historical company performance.

Beginning in 2009, the committee decided to stop setting equity award guidelines based eBay’s performance compared to its peer group companies and instead set equity award guidelines based on equity compensation practices at companies in our peer group (which, as discussed above, has been changed to a single peer group for 2009), data regarding equity guidelines for comparable high technology companies that are included in proprietary third-party surveys, and an assessment of dilution issues. The committee made this decision in order to (1) prevent unacceptable levels of dilution if eBay’s performance was high compared to its peers, (2) deliver competitive grant levels, (3) simplify the process and minimize year-over-year variability, (4) focus on the external competitive market, and (5) make eBay’s practices more in line with market practices.

The equity incentive guideline positioning is subject to a maximum gross dilution rate, including grants to existing employees and grants associated with anticipated growth in eBay’s employee base. Historically, the committee considered trends in the high-technology industry and dilution rates of companies in the high-technology peer group in setting the maximum dilution rate. Beginning in 2009, the committee will consider dilution rates of companies in our single peer group. In addition to following the guidelines described above, the company cannot grant awards in excess of the maximum dilution target without the committee’s approval. The committee may also make special compensation-related decisions for performance, recognition, long-term retention value, and/or recruitment purposes that cause individual compensation to differ from the regular stated compensation strategy and guidelines.

New Hire Equity Incentive Grants and Focal Grants.  New hire equity incentive grants for specific individuals also take into account specific recruitment needs. Following the new hire grant, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. See the section entitled “Equity Compensation Grant Practices” below for a description of our equity grant practices. Focal grants are based upon a number of factors, including performance of the individual, job level, future potential contributions to eBay, competitive external levels of equity incentives, and the retention value associated with each individual’s unvested equity. Vested equity held by the employee is generally not a factor in the Compensation Committee’s consideration of equity grants.

The value of equity incentive awards granted pursuant to our focal program are determined within ranges established for each job level that are reviewed and approved by the committee on at least an annual basis. These job level ranges are established based on our desired pay positioning relative to the competitive market, with our CEO and Senior Vice President of Human Resources and the committee’s compensation consultant involved in the process of recommending the job level ranges to the committee for approval. For both new hire and focal grants, the committee approves the final value of equity incentive awards for those employees who are at the level of senior vice president and above.

Allocation between Stock Options and Performance-Based Restricted Stock Units.  The process and methodology for determining the value of awards for executives are generally the same as those used for our other employees. Once the value of the focal equity incentive awards has been set for each executive officer, a formula is used to allocate a portion of the value of the focal award to stock options and a portion of the focal award to performance-based restricted stock units. For employees below the level of senior vice president, the formula allocates the award between stock options and time-vested restricted stock units. For 2008, the committee set a 24-month performance period for performance-based restricted stock awards, which provides an incentive over a longer time period than the annual eIP program. For 2008, the committee determined that for executive officers, stock options would constitute 70%, and the 24-month performance based restricted stock unit awards would constitute the remaining 30%, of the value of the focal equity awards (determined with reference to Black-Scholes valuation of options and target grant size for the performance-based restricted stock units).

Promotional Equity Incentive Grants.  We generally use a formulaic approach to set the amount of promotional equity incentive grants. The value of the promotional grant is the difference between the value of the employee’s most recent equity incentive grant and the value of an award at the midpoint of the guidelines for a new hire equity incentive grant at the higher job level. For our executive officers, the committee considers what the value of the promotional grant would be based on the formula described above, and then determines the final value of (and the equity vehicles to be used for) the promotional grant based on a number of factors, including (1) the reason for the promotion, (2) the executive officer’s prior history of equity incentive awards, and (3) the advice of the committee’s compensation consultant.

2008 Retention Grants of Restricted Stock Units.  In addition to the focal equity incentive awards described above, the Compensation Committee was advised by its compensation consultant that many companies granted retention equity awards to senior executives in addition to their standard equity grants during times of uncertainty caused by significant changes to senior management. In January 2008, the committee approved an executive “go forward” plan to grant one-time awards of time-based restricted stock units to key members of our senior management team critical to eBay’s future. In light of the promotion of Mr. Donahoe to the position of CEO, the related changes to the heads of our Marketplaces and PayPal business units, and the related business “turnaround” that Mr. Donahoe was charged with effecting, the committee decided that it was necessary to provide additional equity grants for retention and incentive purposes to key members of our senior management team. Ms. Axelrod, Mr. Swan, Ms. Norrington, and Mr. Thompson were all granted awards under this plan. The committee made its decisions regarding these one-time awards and the annual focal equity awards at the same time.

At the same time the Compensation Committee made changes to other aspects of Mr. Swan’s compensation arrangements, the committee decided to award him an additional equity grant consisting of stock options and time-based restricted stock units outside the focal program. The committee believed that it was necessary to grant Mr. Swan these awards to provide an appropriate retention incentive in light of the increased role and responsibilities assumed by him.

Performance-Based Restricted Stock Units.  Executive officers are eligible to receive awards of performance-based restricted stock units if the company meets specified performance criteria set by the committee. If the performance criteria are satisfied, the performance-based restricted stock units are granted and vest with respect to one-half of the award in March following the end of the performance period and vest with respect to the remainder of the award in March of the following year. If any of the performance criteria are not satisfied, no awards are granted for the relevant performance period.

The following table outlines the performance periods and performance measures set in 2007 (that relate to 2008 compensation) and 2008 and the committee’s rationale for selecting those performance measures:

Performance Period	Performance Measures(1)	Rationale

Fiscal 2007-2008 (24 months)	• FX-neutral revenue targets • Non-GAAP operating margin targets(2) • Return on invested capital	• The committee believes these measures are key drivers of the company’s long-term success, relatively simple to understand, and aligned with stockholder value drivers.
Fiscal 2008-2009 (24 months)	• FX-neutral revenue targets • Non-GAAP operating margin targets(2) • Return on invested capital	• The committee believes these measures are key drivers of the company’s long-term success, relatively simple to understand, and aligned with stockholder value drivers.

(1)	Both minimum revenue and non-GAAP operating margin thresholds must be met in order for there to be any incentive payout.

(2)	Non-GAAP operating margin excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

Once the minimum threshold for non-GAAP operating margin and revenue growth is reached, each of these performance measures is calculated independently, with minimum performance equal to 25%, target 50%, and maximum 100%. The two measures, weighted equally, are then added together and this total (modified by the return on invested capital measure, as described below) becomes a multiplier against the target award to determine the actual number of shares awarded. The return on invested capital measure can modify the final awards from 80% to 120% of what they would otherwise be.

The following table sets forth the performance measures for the 2007-2008 and 2008-2009 performance periods as set by the committee. The 2007-2008 performance measures were set in the first quarter of 2007 and the 2008-2009 performance measures were set in 2008. While the committee typically sets the performances measures during the timeframe required to take advantage of tax deductions afforded by Section 162(m) of the Internal Revenue Code of 1986, at the request of our CEO and in light of changes to the executive management team in 2008 and to ensure that the business “turnaround” strategy that Mr. Donahoe would be effecting would be properly reflected in the financial targets, the committee made an exception in 2008 and delayed the approval of the financial targets for the 2008-2009 24-month performance period until the middle of 2008. In doing so, the committee decided that providing our CEO with more time to make his recommendation regarding the performance measures was more desirable than preserving the ability to take advantage of the Section 162(m) tax deductions.

	Minimum		Target		Maximum

2007-2008 (24-month) Performance Period:
FX-neutral revenue	$15.45	B	$16.12	B	$17.60	B
Non-GAAP operating margin	32.5%		33.6%		35.2%
Return on invested capital	19.0%		23.7%		28.4%
2008-2009 (24-month) Performance Period:
FX-neutral revenue	$18.24	B	$19.16	B	$20.14	B
Non-GAAP operating margin	28.9%		31.0%		34.0%
Return on invested capital	23.1%		28.9%		34.7%

In 2008, performance-based restricted stock unit awards could range from 0% to 240% of an executive officer’s target award, based on eBay’s financial performance for the year.

The committee specifically considered whether the charge in the fourth quarter of 2008 related to eBay’s 2008 organization simplification should be applied to the determination of whether the company had met the non-GAAP operating margin targets for the year under both the 2007-2008 and 2008-2009 performance periods. Based upon (1) advice from the committee’s compensation consultant that companies generally do not take one-time costs or benefits into account when determining achievement of goals for bonus plans and (2) the company’s past history of not including significant one-time accounting gains or losses on the write-down or sale of equity investments, the committee determined that it would not apply the charge to the determination of whether the non-GAAP operating margin targets had been met for the 2007-2008 and 2008-2009 performance periods.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, eligible members of senior management may defer receipt of their compensation, including up to 50% of their salaries, up to 100% of their bonuses, and, to the extent permitted by the committee, up to 100% of their restricted stock units and performance-based restricted stock units. To date, the committee has not allowed participants to defer their time-based restricted stock units or performance-based restricted stock units. The company may, but has no obligation to, make discretionary contributions on behalf of a participant in the plan, in such form and amount as the company deems appropriate (in its sole discretion). To date, the company has not made any contributions to the plan on behalf of any named executive officer. For 2008, Messrs. Donahoe and Swan elected to participate in the plan and defer a portion of their 2008 bonuses under the eIP. However, because there was no payout for any of our executive officers under the eIP for 2008, neither Mr. Donahoe nor Mr. Swan made any contributions to the plan.

Perquisites

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. Of these benefits, the most significant is allowing certain executive officers to use the corporate airplane for personal use. As set forth in the Summary Compensation Table below, in 2008 the value of all perquisites provided to all seven of our named executive officers other than the use of the corporate airplane for personal use totaled less than $70,000 in the aggregate. In the first quarter of 2008, the committee set limits for the use the corporate airplane for personal use in 2008 as follows: Mr. Donahoe, 50 hours (plus usage in connection with travel to board meetings for one entity where Mr. Donahoe serves as an outside board member); Mr. Dutta, 40 hours; and Mr. Swan, 20 hours. After Ms. Whitman stepped down as CEO, she was no longer entitled to use the corporate airplane for personal use unless she reimbursed us for at least the costs we incurred in connection with such use. See the discussion under the section entitled “Certain Transactions with Directors and Officers” above for further details regarding our agreement with Ms. Whitman regarding these costs. We do not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for personal travel on the corporate airplane.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively. For all stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law.

New Hire Grants.  New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. The company has maintained a rules-based approach to new hire option grants since inception. From January 2004 to July 2006, grants were made on the Friday of the first week of employment for employees whose first day of employment was the first business day of the week and the following Friday if the employee started on a different day. Beginning in June 2005, grants of options to purchase 100,000 shares or more (which we refer to as sizeable new hire grants) were split into two tranches, with the first tranche granted on the

Friday following the employee’s first full week of employment and the second tranche granted on the date 26 weeks from the date of the first grant. In July 2006, we changed our grant practices to provide that new hire options are granted on the second Friday of the month following the month in which employment commences. In all cases, the options are priced at the closing price of the company’s stock on the date of grant. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Sizeable new hire grants are made in two equal tranches, with the first grant made and priced as described above and the second grant made and priced at the closing market price on the date 26 weeks from the date of the first grant. Both tranches vest with respect to 1/4th of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares vesting monthly thereafter.

Grants of new hire time-based restricted stock units are granted on the second Friday of the month following the month in which employment commences. These grants generally become vested after four years, with 1/4th of the grant vesting on each anniversary of the grant date, assuming that the recipient remains an employee of or service provider to an eBay company and subject to any requirements of local law.

Focal and Promotional Grants.  Focal stock option grants are awarded on March 1 of each year (or, if March 1 is not a trading day, the next trading day with vesting effective as of March 1) and are priced at the closing market price on the date of the grant. Focal grants of time-based restricted stock units are granted at the same time as focal stock option grants. We selected the March 1 date to allow eBay to close its financial statements for the prior year, announce earnings for the prior year, and finalize the performance ratings of employees prior to the determination of the awards. In addition, we cluster our promotions semiannually to coincide with our focal grant date and September 1 (or, if September 1 is not a trading day, the next trading day with vesting effective as of September 1) and most promotional grants are therefore made on those two dates. Focal and promotional stock option grants generally become fully vested after four years, with 1/8th of the grant vesting six months after the date of the grant and 1/48th of the grant vesting monthly thereafter. Focal stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees and have the same four-year vesting schedule.

Focal and promotional grants of time-based restricted stock units generally become fully vested after four years, with 1/4th of the grant vesting on March 1 or September 1, as applicable, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law.

As discussed above, in January 2008 the Compensation Committee approved grants of retention equity awards (consisting of time-based restricted stock units) to certain of our key employees, including certain of our executive officers. These awards will become fully vested after three years, with 1/3 of the grant vesting annually on each of March 1, 2009, March 1, 2010, and March 1, 2011. The committee decided to have these awards granted on the same date as the focal grants in March 2008. Two of our executive officers did not receive grants in March 2008 in order to ensure that the company would have an adequate number of shares available under its equity incentive plans to make all of the company’s ordinary course equity grants prior to the approval of our 2008 Equity Incentive Award Plan at the 2008 annual meeting of stockholders. After the 2008 Equity Incentive Award Plan was approved by stockholders in June 2008, the committee decided to grant each of these executive officers retention awards as part of the plan approved in January 2008. These executives received their grants on the same date the regularly scheduled September grants were made, and the vesting of these grants was the same as those granted in March 2008.

Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers

In connection with becoming President and CEO and President of eBay Marketplaces, respectively, the compensation arrangements for Messrs. Donahoe and Dutta were modified to include severance arrangements. In addition, in July 2008 (at the same time the other changes to Mr. Swan’s compensation described above were made), Mr. Swan’s compensation arrangements were modified to include severance arrangements. Under these arrangements, each is entitled to receive a cash payment equal to two years’ target cash compensation (which is defined as annual base salary plus target annual incentive bonus) if he is terminated within two years of his promotion (or in the case of Mr. Swan, within two years of July 16, 2008), one and one-half years’ target cash compensation if he is terminated more than two but within three years of his promotion (or in the case of Mr. Swan, more than two but within three years of July 16, 2008), and one year’s target cash compensation he is terminated more than three years after his promotion (or in the case of Mr. Swan, more than three years after July 16, 2008). Mr. Dutta’s severance provision was not triggered when he resigned.

Ms. Whitman became a special advisor to Mr. Donahoe following her resignation as CEO and continued in this role through December 31, 2008. After she ceased to be an employee, Ms. Whitman continues to have the use of office space and IT and secretarial services through 2011. We estimate that providing these benefits to Ms. Whitman will result in an incremental cost to eBay of less than $250,000 per year.

Stock Ownership Guidelines

In September 2004, the Board adopted stock ownership guidelines to better align the interests of eBay’s executives with the interests of stockholders and further promote eBay’s commitment to sound corporate governance. Under the guidelines, executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of the CEO). The guidelines provide that the required ownership level for each executive officer is recalculated whenever an executive officer changes pay grade and as of January 1 of every third year. Until an executive achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. A more detailed summary of the stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. The ownership levels of our executive officers as of March 3, 2009 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. We also have an insider trading policy that, among other things, prohibits employees from trading any instrument that relates to the future price of our stock.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was approved by stockholders in 2005 and provides for the payment of “performance-based compensation” under Section 162(m). The 1999 Global Equity Incentive Plan was amended to permit certain grants of awards thereunder to qualify as “performance-based compensation” in 2004 and 2007 and such amendments were approved by our stockholders. Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the committee believes it to be in the best interests of the company and its stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of, including the impact of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R), its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and eBay performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee reviews and approves eBay’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Edward W. Barnholt (Chairman)
Philippe Bourguignon
William C. Ford, Jr.*
Thomas J. Tierney

*	A member since March 27, 2008.

2 The material in this Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before, on or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. We do not have individual long-term employment arrangements with any of our named executive officers. In setting the individual components of compensation for each of our named executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation, including the value of equity compensation.

										Change in
										Pension
										Value and
										Nonqualified
									Non-Equity	Deferred
					Stock		Option		Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards		Awards		Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)		($)(4)		($)(5)	($)	($)(6)	($)

John J. Donahoe	2008	$879,808	$500,000	(2)(7)	$5,167,156		$6,364,098	(8)	$0	0	$279,108	$13,190,170
President and Chief	2007	823,885	681,865	(7)	1,053,565		4,618,444		991,842	0	82,675	8,252,276
Executive Officer(9)	2006	790,385	655,563	(7)	0		3,763,549		615,973	0	5,991	5,831,461
Margaret C. Whitman	2008	713,947	0		561,119		5,974,042		0	0	215,051	7,464,159
Former President and	2007	995,016	243,013	(10)	920,335		9,514,249		1,409,861	0	792,436	13,874,910
Chief Executive Officer(11)	2006	995,016	221,008	(10)	0		12,605,385		911,684	0	1,007,943	15,741,036
Robert H. Swan	2008	697,442	200,000	(2)(12)	3,422,265		2,385,237		0	0	93,749	6,798,693
Senior Vice President, Finance	2007	619,904	334,988	(12)	689,764		1,771,453		746,243	0	3,758	4,166,111
and Chief Financial Officer	2006	456,162	294,899	(12)	387,064		1,008,342		354,862	0	981,390	3,482,719
Elizabeth L. Axelrod	2008	480,135	0		1,152,472		2,700,060		0	0	10,158	4,342,825
Senior Vice President, Human Resources(13)
Lorrie M. Norrington	2008	618,173	0		2,729,285		804,465		0	0	10,207	4,162,130
President, eBay Marketplaces(13)
Scott Thompson	2008	556,885	0		2,868,279		1,718,635		0	0	9,520	5,153,319
President, PayPal(13)
Rajiv Dutta	2008	600,231	0		974,175	(14)	3,702,503	(14)	0	0	274,866	5,558,745
Former President,	2007	569,808	131,789	(10)	217,718		3,643,372		685,549	0	93,775	5,342,011
eBay Marketplaces(15)	2006	524,231	86,295	(10)	0		4,904,262		336,412	0	251,911	6,103,111

(1)	For 2008: we went through significant management changes in 2008. In connection with Mr. Donahoe becoming CEO effective March 31, 2008, his salary was increased to $900,000 per annum and Ms. Whitman’s salary was decreased to $600,000 per annum. In connection with Ms. Norrington becoming President, eBay Marketplaces and Mr. Swan taking on additional responsibilities effective July 16, 2008, Ms. Norrington’s salary was increased to $675,000 per annum and Mr. Swan’s salary was increased to $750,000 per annum. Ms. Axelrod’s salary was increased to $485,000 per annum as part of our regular annual salary review process effective March 1, 2008. In connection with Mr. Dutta becoming President, eBay Marketplaces effective January 23, 2008, his salary was increased to $720,000 per annum. In connection with Mr. Thompson becoming President, PayPal effective January 23, 2008, his salary was increased to $560,000 per annum.

For 2007: effective March 1, 2007, all eligible employees of eBay, including certain of the named executive officers, received an annual salary increase representing: (i) in the case of Mr. Swan, a salary of $625,000 per annum; (ii) in the case of Mr. Donahoe, a salary of $830,000 per annum; and (iii) in the case of Mr. Dutta, a salary of $580,000 per annum. Total salary amounts reported are lower than these 2007 annual salary increases because lower salaries were in effect for a portion of 2007. Ms. Whitman did not receive an annual salary increase.

For 2006: effective March 1, 2006, all eligible employees of eBay, including certain of the named executive officers, received an annual salary increase representing: (i) in the case of Mr. Donahoe, a salary of $800,000 per annum; and (ii) in the case of Mr. Dutta, a salary of $530,000 per annum. Total salary amounts reported are lower than these 2006 annual salary increases because lower salaries were in effect for a portion of 2006. Ms. Whitman did not receive an annual salary increase. Mr. Swan received a salary of $600,000 per annum effective March 16, 2006 (the commencement date of his employment).

(2)	For 2008, no bonus was paid to any named executive officer under the eIP. The $500,000 paid to Mr. Donahoe in 2008 represents the fourth (and final) installment of the amount payable to Mr. Donahoe under the special retention bonus awarded to him at the time he commenced his employment with us in 2005. The $200,000 paid to Mr. Swan in 2008 represents the third installment of the amount payable to Mr. Swan under the special retention bonus awarded to him at the time he commenced his employment with us in 2006. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details regarding the special retention bonuses.

(3)	Reflects the dollar amount of the compensation expense for the fiscal years ended December 31, 2008, 2007 and 2006, calculated in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123(R) (FAS 123R) (assuming no forfeitures). The compensation expense is recognized through the vesting period. We calculated the estimated fair value of stock awards (other than performance-based restricted stock units) using the fair value of our common stock on the date of the grant.

For 2008, we calculated the estimated fair value of performance-based restricted stock units using: (i) the amount of each award granted to our named executive officers for the 2007 performance period and fair value of our common stock on the date the target amounts were communicated to each of our named executive officers; and (ii) the target amount of each award allocated to our named executive officers for the 2007-2008 performance period and the 2008-2009 performance period and fair value of our common stock on the date the target amounts were communicated to each of our named executive officers. The estimated fair value of target amounts also takes into account the probability of achieving the performance measures for the applicable period.

For 2007, we calculated the estimated fair value of performance-based restricted stock units using the target amount of each award allocated to our named executive officers for the 2007 performance period and the 2007-2008 performance period and fair value of our common stock on the date the target amounts were communicated to each of our named executive officers. The estimated fair value of target amounts also takes into account the probability of achieving the performance measures for the applicable period.

See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards” above for further details on performance-based restricted stock units.

(4)	Reflects the dollar amount of the compensation expense for the fiscal years ended December 31, 2008, 2007 and 2006, calculated in accordance with FAS 123R (assuming no forfeitures), and thus includes: (i) for 2008, amounts from awards granted in 2004 through 2008 that vested in 2008; (ii) for 2007, amounts from awards granted in 2003 through 2007 that vested in 2007; and (iii) for 2006, amounts from awards granted in 2003 through 2006 that vested in 2006. In the case of Ms. Whitman, the 2006 amount also reflects certain options granted in January 2001 that did not begin to vest until options granted to her prior to our initial public offering in 1998 were fully vested and thereafter vested over a four-year period.

We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2008 were: risk-free interest rate of 2.4%; expected life of 4.4 years; no dividend yield; and expected volatility of 34%. The weighted-averages of the assumptions used during 2007 were: risk-free interest rate of 4.5%; expected life of 3.5 years; no dividend yield; and expected volatility of 37%. The weighted-averages of the assumptions used during 2006 were: risk-free interest rate of 4.7%; expected life of five years; no dividend yield; and expected volatility of 37.5%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(5)	For 2007: represents the following amounts paid pursuant to the eBay Incentive Plan (eIP) in 2007 and 2008 for services rendered in 2007: (i) the portion of the quarterly awards based on the company’s performance; and (ii) the annual award. For 2006: represents the following amounts paid pursuant to the eIP in 2006 and 2007 for services rendered in 2006: (i) the portion of the quarterly awards based on the company’s performance; and (ii) the annual award. No amounts were paid to our named executive officers under the eIP for 2008. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/

Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(6)	Includes the amounts outlined in the table below. Also includes: (i) the cost of certain information technology support services provided for computer equipment located at the residences of our executive officers; (ii) matching contributions by eBay to a 401(k) savings plan (subject to a maximum of $9,200 per employee for 2008, $2,000 per employee for 2007, and $1,500 per employee for 2006, in each case including named executive officers); (iii) premiums paid for group life insurance and accidental death and dismemberment coverage for the benefit of the named executive officer; and (iv) for Mr. Dutta, $142,500 in consulting fees paid to him in 2008 after he ceased to be an employee. Perquisites are valued at the incremental cost of providing such perquisites.

“Personal Airplane Usage” consists of the incremental cost to eBay of personal usage of its corporate airplane (which includes use of the corporate airplane by executives who serve on the board of another entity to attend such board meetings) and is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Because the corporate airplane is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to eBay is a de minimis amount, and as a result, no amount is reflected in the table. Executives, directors, and their families also occasionally fly on the corporate airplane as additional passengers on personal flights that are attributed to another executive or as passengers on personal flights that are arranged by an executive who was not on the flight, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight.

“Relocation & Expatriate Assistance” consists of: (i) in the case of Mr. Swan, costs and expenses related to moving from Texas to the San Francisco Bay Area and the sale of his home in 2006; and (ii) in the case of Mr. Dutta, costs and expenses related to moving from the San Francisco Bay Area to the United Kingdom, temporary housing, and a cost of living allowance in 2006.

“Tax Reimbursements/Gross-ups” consist of additional bonuses granted by the Compensation Committee in 2006 to cover income taxes (based on statutory withholding rates) relating to personal use of the corporate airplane in 2006, including taxes on imputed income in accordance with Internal Revenue Service regulations. Beginning in 2007, we no longer grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane. In the case of Mr. Swan, “Tax Reimbursements/Gross-ups” also consist of a gross-up to cover income taxes relating to relocation assistance provided to him in 2006.

		Personal		Personal
		Airplane		Airplane
		Usage (other		Usage
		than Outside		(Outside	Relocation &	Tax
		Board		Board	Expatriate	Reimbursements/
Name	Year	Meetings)		Meetings)	Assistance	Gross-ups

John J. Donahoe	2008	$203,591		$69,856	—	—
	2007	76,121		—	—	—
	2006	—		—	—	$1,555
Margaret C. Whitman	2008	204,051	(a)	—	—	—
	2007	596,823		191,113	—	—
	2006	669,317		104,149	—	230,992
Robert H. Swan	2008	83,643		—	—	—
	2007	—		—	—	—
	2006	22,398		—	$643,991	312,672
Elizabeth L. Axelrod	2008	—		—	—	—
Lorrie M. Norrington	2008	—		—	—	—
Scott Thompson	2008	—		—	—	—
Rajiv Dutta	2008	122,247		—	—	—
	2007	90,293		—	—	—
	2006	53,381		—	179,654	16,491

(a)	Includes a personal flight where Ms. Whitman was not a passenger, but Ms. Lepore, one of our directors, and a member of her family were passengers. The entire incremental cost associated with the flight was attributed to Ms. Whitman because the flight was arranged by her.

(7)	See footnote 2 above for an explanation of the amount paid to Mr. Donahoe in 2008. For 2007 and 2006, represents: (i) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (ii) $500,000 paid under Mr. Donahoe’s special retention plan. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(8)	Notwithstanding the fact that, as disclosed in footnote 3 above, expense was recognized in connection with these options for financial statement reporting purposes for the fiscal year ended December 31, 2008, these options have exercise prices ranging from $24.93 to $39.90. The closing price of our common stock on December 31, 2008 was $13.96.

(9)	Mr. Donahoe served eBay as President, eBay Marketplaces from the beginning of the periods covered by this table until January 23, 2008, served as CEO-designate from January 23, 2008 until March 31, 2008, and became President and CEO of eBay on March 31, 2008.

(10)	For 2007 and 2006, represents amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP. No amounts were paid to any of our named executive officers under the eIP for 2008. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(11)	Ms. Whitman served eBay as President and Chief Executive Officer from the beginning of the periods covered by this table until March 31, 2008, and became a special advisor to Mr. Donahoe on March 31, 2008.

(12)	See footnote 2 above for an explanation of the amount paid to Mr. Swan in 2008. For 2007 and 2006, represents: (i) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (ii) $200,000 paid under Mr. Swan’s special retention plan. For 2006, Mr. Swan was eligible to participate in the quarterly component of the eIP for the second, third, and fourth quarters only. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)”

and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(13)	Because Ms. Axelrod, Ms. Norrington and Mr. Thompson were not named executive officers for 2006 or 2007, in accordance with SEC rules, only information for 2008 is being disclosed. Mr. Thompson served eBay as Chief Technology Officer, PayPal from the beginning of 2008 until January 23, 2008, and became President, PayPal on January 23, 2008. Ms. Norrington served eBay as President, eBay Marketplaces Operations from the beginning of 2008 until July 16, 2008, and became President, eBay Marketplaces on July 16, 2008.

(14)	As a result of Mr. Dutta’s resignation, as of December 31, 2008, he forfeited 145,067 restricted stock units and options to purchase 1,137,167 shares of our common stock.

(15)	Mr. Dutta served eBay as President, eBay Marketplaces from January 23, 2008, until July 16, 2008, provided transition assistance to the Marketplaces leadership team as a full-time employee of eBay from July 16, 2008 until October 22, 2008, and provided consulting services to eBay for the remainder of 2008. Mr. Dutta previously served eBay as President, PayPal throughout 2007, was Senior Vice President and Chief Financial Officer until March 16, 2006 and President, Skype until July 6, 2006.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to each of our named executive officers.

								All Other		All Other
								Stock		Option
								Awards:		Awards:	Exercise
		Estimated Future			Estimated Future			Number of		Number of	or Base	Grant
		Payouts Under Non-Equity			Payouts Under Equity			Shares of		Securities	Price of	Date
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or		Underlying	Option	Fair
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Value
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)(3)

John J. Donahoe	3/3/2008	—	—	—	—	—	—	—		844,665	$25.85	$6,481,452
	3/3/2008	—	—	—	—	—	—	388,781		—	25.85	10,049,989
	3/3/2008	—	—	—	—	—	—	6,711	(4)	—	25.85	173,479
	3/3/2008	—	—	—	—	—	—	60,000		—	25.85	1,551,000
	9/1/2008	—	—	—	—	—	—	—		258,891	24.93	2,548,057
eIP	N/A	$412,410	$824,820	$1,649,639	—	—	—	—		—	—	—
PBRSUs (2008-2009 performance period)	N/A	—	—	—	46,421	92,843	222,823	—		—	—	—
Margaret C. Whitman	3/3/2008	—	—	—	—	—	—	23,954	(4)		25.85	619,211
eIP	N/A	267,730	535,460	1,070,920	—	—	—	—		—	—	—
Robert H. Swan	3/3/2008	—	—	—	—	—	—	—		171,250	25.85	1,314,070
	8/8/2008	—	—	—	—	—	—			250,000	26.36	2,282,125
	3/3/2008	—	—	—	—	—	—	200,000		—	25.85	5,170,000
	3/3/2008	—	—	—	—	—	—	5,273	(4)	—	25.85	136,307
	8/8/2008	—	—	—	—	—	—	130,000		—	26.36	3,426,800
eIP	N/A	261,541	523,082	1,046,164	—	—	—	—		—	—	—
PBRSUs (2008-2009 performance period)	N/A	—	—	—	8,750	17,500	42,000	—		—	—	—
Elizabeth L. Axelrod	3/3/2008	—	—	—	—	—	—			91,250	25.85	700,198
	3/3/2008	—	—	—	—	—	—	4,720	(4)	—	25.85	122,012
	9/2/2008	—	—	—	—	—	—	140,000		—	24.07	3,369,800
eIP	N/A	117,033	234,066	468,131	—	—	—	—		—	—	—
PBRSUs (2008-2009 performance period)	N/A	—	—	—	5,625	11,250	27,000	—		—	—	—
Lorrie M. Norrington	3/3/2008	—	—	—	—	—	—	—		130,000	25.85	891,761
	8/8/2008	—	—	—	—	—	—	—		70,000	26.36	638,995
	3/3/2008	—	—	—	—	—	—	175,000		—	25.85	4,523,750
	3/3/2008	—	—	—	—	—	—	1,622	(4)	—	25.85	41,928
eIP	N/A	231,815	463,630	927,260	—	—	—	—		—	—	—
PBRSUs (2008-2009 performance period)	N/A	—	—	—	12,500	25,000	60,000	—		—	—	—
Scott Thompson	3/3/2008	—	—	—	—	—	—			139,000	25.85	1,066,603
	3/3/2008	—	—	—	—	—	—	25,000		—	25.85	646,250
	3/3/2008	—	—	—	—	—	—	4,148	(4)	—	25.85	107,225
eIP	N/A	208,832	417,663	835,327	—	—	—	—		—	—	—
PBRSUs (2008-2009 performance period)	N/A	—	—	—	9,125	18,250	43,800	—		—	—	—
Rajiv Dutta	3/3/2008	—	—	—	—	—	—	—		880,125	25.85	6,753,551
	9/1/2008	—	—	—	—	—	—	—		261,506	24.93	2,275,442
	3/3/2008	—	—	—	—	—	—	193,423		—	25.85	4,999,984
	3/3/2008	—	—	—	—	—	—	5,752	(4)	—	25.85	148,689
eIP	N/A	225,087	450,173	900,346	—	—	—	—		—	—	—
PBRSUs (2008-2009 performance period)	N/A	—	—	—	37,137	74,274	178,258	—		—	—	—

(1)	The amounts shown reflect estimated payouts for the fiscal year ended December 31, 2008 under the eIP for the portion of the award payable based on the company’s performance. The amounts shown in the column entitled

“Threshold” reflect the minimum payment levels if both the minimum revenue and net income thresholds have been met, which are 50% of the amounts shown under the column entitled “Target,” and the amounts shown in the column entitled “Maximum” are 240% of the amounts shown under the column entitled “Target.” No amounts were paid to any of our named executive officers under the eIP for 2008.

(2)	The amounts shown reflect estimated payouts of performance-based restricted stock units (“PBRSUs”) for the 2008-2009 performance period. For each performance period: (i) the amounts shown in the column entitled “Threshold” reflect the awards if both the minimum revenue and operating margin thresholds have been met (and reflect the lowest return on invested capital modifier), which are 50% of the amounts shown under the column entitled “Target;” and (ii) the amounts shown in the column entitled “Maximum” reflect the awards if the maximum revenue and operating margin amounts are met (and reflect the maximum return on invested capital modifier) and are 240% of the amounts shown under the column entitled “Target.”

(3)	Represents the estimated fair value of the awards as of the applicable grant date in accordance with FAS 123R (assuming no forfeitures), whereas the amounts shown under the columns entitled “Stock Awards” and “Option Awards” in the Summary Compensation Table above reflect only the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008. We calculated the estimated fair value of each stock award using the fair value of our common stock on the date of the grant. We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2008 were: risk-free interest rate of 2.4%; expected life of 4.4 years; no dividend yield; and expected volatility of 34%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	The amounts shown reflect the actual payout of PBRSUs for the 2007 performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of December 31, 2008.

	Option Awards						Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive
				Equity						Awards:		Plan
				Incentive						Number of		Awards:
	Number			Plan Awards:						Unearned		Market or
	of	Number of		Number of			Number of			Shares,		Payout Value of
	Securities	Securities		Securities			Shares		Market Value	Units or		Unearned
	Underlying	Underlying		Underlying			or Units		Shares or Units	Other		Shares, Units or
	Unexercised	Unexercised		Unexercised	Option		of Stock		of Stock	Rights		Other Rights
	Options	Options		Unearned	Exercise	Option	That Have		That Have	That Have		That Have
	(#)	(#)		Options	Price	Expiration	Not Vested		Not Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

John J. Donahoe	171,875	78,125	(2)	0	$39.90	3/1/2013
	0	100,000	(3)	0	39.90	3/1/2013
	113,925	146,475	(4)	0	31.93	3/1/2014
	937,500	62,500	(5)	0	35.50	3/25/2015
	109,832	475,942	(6)	0	25.85	3/3/2015
	48,542	210,349	(7)	0	25.85	3/3/2015
	48,542	210,349	(8)	0	24.93	9/1/2015
							150,000	(9)	$2,094,000
							3,355	(10)	46,836
							388,781	(11)	5,427,383
							60,000	(12)	837,600
										4,550	(13)	$63,518
										46,421	(14)	648,037
Margaret C. Whitman	1,200,000	0		0	34.62	3/1/2014
	515,625	34,375	(15)	0	42.58	3/1/2015
	343,750	156,250	(2)	0	39.90	3/1/2013
	245,000	315,000	(4)	0	31.93	3/1/2014
							11,977	(10)	167,199
										16,240	(13)	226,710
Robert H. Swan	128,906	58,594	(16)	0	39.00	3/31/2013
	128,906	58,594	(17)	0	28.36	9/29/2013
	89,512	115,088	(4)	0	31.93	3/1/2014
	32,110	139,140	(6)	0	25.85	3/3/2015
	0	250,000	(18)	0	26.36	8/8/2015
							25,000	(19)	349,000
							2,636	(10)	36,799
							200,000	(20)	2,792,000
							130,000	(21)	1,814,800
										3,575	(13)	49,907
										8,750	(14)	122,150
Elizabeth L. Axelrod	17,110	74,140	(6)	0	25.85	3/3/2015
	65,100	83,700	(4)	0	31.93	3/1/2014
	82,500	37,500	(2)	0	39.90	3/1/2013
	656,250	43,750	(22)	0	35.16	4/8/2015
							50,000	(9)	698,000
							2,360	(10)	32,946
							140,000	(20)	1,954,400
										4,000	(13)	55,840
										5,625	(14)	78,525
Lorrie M. Norrington	15,870	0		0	11.35	6/14/2014
	5,942	0		0	33.65	3/31/2015
	0	70,000	(23)	0	26.36	8/8/2015
	24,375	105,625	(6)	0	25.85	3/3/2015
	24,412	31,388	(4)	0	31.93	3/1/2014
	46,000	0		0	28.15	9/1/2013
	75,001	24,999	(24)	0	28.15	9/1/2013
	125,000	25,000	(25)	0	38.62	9/9/2015
	311,459	0		0	33.65	3/31/2015
							70,000	(26)	977,200
							811	(10)	11,322
							175,000	(20)	2,443,000
										1,375	(13)	19,195
										12,500	(14)	174,500

	Option Awards						Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive
				Equity						Awards:		Plan
				Incentive						Number of		Awards:
	Number			Plan Awards:						Unearned		Market or
	of	Number of		Number of			Number of			Shares,		Payout Value of
	Securities	Securities		Securities			Shares		Market Value	Units or		Unearned
	Underlying	Underlying		Underlying			or Units		Shares or Units	Other		Shares, Units or
	Unexercised	Unexercised		Unexercised	Option		of Stock		of Stock	Rights		Other Rights
	Options	Options		Unearned	Exercise	Option	That Have		That Have	That Have		That Have
	(#)	(#)		Options	Price	Expiration	Not Vested		Not Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

Scott Thompson	103,125	46,875	(2)	0	39.90	3/1/2013
	527,083	22,917	(27)	0	41.04	2/11/2015
	101,251	33,749	(24)	0	28.15	9/1/2013
	50,000	0		0	28.15	9/1/2013
	61,031	78,469	(4)	0	31.93	3/1/2014
	20,156	87,344	(6)	0	25.85	3/3/2015
	7,219	24,281	(28)	0	25.85	3/3/2015
							25,000	(9)	349,000
							150,000	(29)	2,094,000
							2,074	(10)	28,953
							25,000	(20)	349,000
										3,515	(13)	49,069
										9,125	(14)	127,385
Rajiv Dutta	113,020	0		0	39.90	3/1/2013
	88,350	0		0	31.93	3/1/2014
	136,925	0		0	25.85	3/3/2015
	145,833	0		0	46.71	11/25/2015
	165,729	0		0	42.58	3/1/2015
	330,000	0		0	34.61	3/1/2014
	43,585	0		0	24.93	9/1/2015
	500,000	0		0	14.51	2/12/2012
	40,000	0		0	14.93	8/30/2009
	500,000	0		0	19.39	3/3/2013
										3,900	(13)	54,444
										37,137	(14)	518,433

(1)	Market value calculated based on the closing price of $13.96 of our common stock on December 31, 2008.

(2)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2006, and 1/48th of the grant vests monthly thereafter.

(3)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2009, 30% of the grant vesting on March 1, 2010, and the remaining 40% of the grant vesting on March 1, 2011.

(4)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2007, and 1/48th of the grant vests monthly thereafter.

(5)	New hire grant. Becomes fully vested after four years; 1/4th of the grant vested on March 17, 2006 (the first anniversary of the commencement of Mr. Donahoe’s employment), and 1/48th of the grant vests monthly thereafter.

(6)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2008, and 1/48th of the grant vests monthly thereafter.

(7)	First tranche of promotional grant. Becomes fully vested on March 31, 2012; 1/8th of the grant vested on September 30, 2008, and 1/48th of the grant vests monthly thereafter.

(8)	Second tranche of promotional grant. Becomes fully vested on March 31, 2012; 1/8th of the grant vested on September 30, 2008, and 1/48th of the grant vests monthly thereafter.

(9)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2010, 30% of the grant vesting on March 1, 2011, and the remaining 40% of the grant vesting on March 1, 2012.

(10)	PBRSU grant. Becomes fully vested on March 2, 2009.

(11)	Promotional grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2009, March 1, 2010, March 1, 2011, and March 1, 2012.

(12)	Promotional grant. Becomes fully vested after two years, with 50% vesting on March 1, 2009, and the remaining 50% vesting on March 1, 2010.

(13)	Allocation of PBRSUs. Represents the estimated future award of performance based restricted stock units under the 2007-2008 performance period, assuming eBay meets the minimum threshold for non-GAAP operating margin and revenue growth. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards — Performance Based Restricted Stock Units” above for a more detailed discussion of these target awards and related performance measures.

(14)	Allocation of PBRSUs. Represents the estimated future award of performance based restricted stock units under the 2008-2009 performance period, assuming eBay meets the minimum threshold for non-GAAP operating margin and revenue growth. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards — Performance Based Restricted Stock Units” above for a more detailed discussion of these target awards and related performance measures.

(15)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2005, and 1/48th of the grant vests monthly thereafter.

(16)	First tranche of a sizeable new hire grant. Becomes fully vested after four years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Grant Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(17)	Second tranche of a sizeable new hire grant. Becomes fully vested after three and a half years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Grant Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(18)	Promotional grant. Becomes fully vested after four years; 1/8th of the grant vested on February 8, 2009, and 1/48th of the grant vests monthly thereafter.

(19)	New hire grant. Becomes fully vested after four years; 25% of the grant vested on each of March 16, 2007 and March 16, 2008 (the anniversary of the commencement of Mr. Swan’s employment) and 25% of the grant vesting on each of March 1, 2009 and March 1, 2010.

(20)	Special retention grant. Becomes fully vested after three years, with 1/3 of the grant vesting on each of March 1, 2009, March 1, 2010, and March 1, 2011.

(21)	Special retention grant. Becomes fully vested after three years, with 1/3 of the grant vesting on each of August 8, 2009, August 8, 2010, and August 8, 2011.

(22)	New hire grant. Becomes fully vested after four years; 1/4th of the grant vested on March 31, 2006 (the first anniversary of the commencement of Ms. Axelrod’s employment), and 1/48th of the grant vests monthly thereafter.

(23)	Promotional grant. Becomes fully vested on July 16, 2012; 1/8th of the grant vested on January 16, 2009, and 1/48th of the grant vests monthly thereafter.

(24)	Special retention grant. Becomes fully vested after three years; 1/6th of the grant vested on March 1, 2007, and 1/36th of the grant vests monthly thereafter.

(25)	Promotional grant. Becomes fully vested on August 31, 2009; 1/8th of the grant vested on February 28, 2006, and 1/48th of the grant vests monthly thereafter.

(26)	Special retention grant. Becomes fully vested on August 1, 2010; 15% of the grant vested on each of August 1, 2007 and August 1, 2008, 20% of the grant vesting on August 1, 2009, 50% of the grant vesting on August 1, 2010.

(27)	New hire grant. Becomes fully vested after four years; 1/4th of the grant vested on February 7, 2006 (the first anniversary of the commencement of Mr. Thompson’s employment), and 1/48th of the grant vests monthly thereafter.

(28)	Promotional grant. Becomes fully vested on January 23, 2012; 1/8th of the grant vested on July 23, 2008, and 1/48th of the grant vests monthly thereafter.

(29)	Promotional grant. Becomes fully vested after four years; 25% of the grant vested on July 13, 2008 and 25% of the grant vesting on each of July 13, 2009, July 13, 2010, and July 13, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards during 2008 by each of our named executive officers.

	Option Awards			Stock Awards
	Number of			Number of
	Shares		Value	Shares	Value
	Acquired		Realized	Acquired	Realized
	on Exercise		on Exercise	on Vesting	on Vesting
Name	(#)		($)(1)	(#)	($)(2)

John J. Donahoe	—		—	3,356	86,753
Margaret C. Whitman	640,000	(3)	$6,136,128	11,977	309,605
Robert H. Swan	—		—	15,137	396,291
Elizabeth L. Axelrod	—		—	2,360	61,006
Lorrie M. Norrington	—		—	15,811	389,664
Scott Thompson	—		—	77,074	2,068,613
Rajiv Dutta	339,000		1,350,478	5,752	114,494

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the named executive officer.

(3)	Shares sold in 2008 pursuant to: (1) a 10b5-1 plan adopted in February 2007 that terminated in February 2008; and (2) a 10b5-1 plan adopted in February 2008 that terminated in January 2009.

COMPENSATION OF DIRECTORS

Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added. Board compensation has subsequently been reviewed annually by the Compensation Committee, which has not changed cash compensation for retainers or board meeting fees. As of July 2007, the Compensation Committee increased fees payable for committee meetings and to our lead director and committee chairs and changed the annual equity component of Board compensation.

New directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property) on a future date, and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board vests as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48th of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity.

Beginning in 2003, each non-employee director was granted an option to purchase 15,000 shares of eBay common stock at the time of each annual meeting of stockholders if he or she has served continuously as a member of the Board since the date elected or appointed to the Board. The exercise price of the options was 100% of the fair market value of the common stock on the date of grant. Beginning with the 2008 Annual Meeting of Stockholders, the number of options granted was changed to equal the net present value of $110,000 (rounded to the nearest whole share), calculated using the Black-Scholes valuation methodology on the date of the grant, and each director also receives $110,000 (rounded to the nearest whole share) of DSUs. All options granted to non-employee directors vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay through such date. In the event of a change of control of eBay, options and DSUs granted to our non-employee directors will accelerate and become fully vested.

Except for Mr. Omidyar, eBay’s founder and Chairman of the Board, non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $15,000 per year, the Lead Independent Director receives an additional $25,000 per year, and all other committee chairs receive an additional $10,000 per year. Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), fully-vested DSUs with an initial value equal to the amount of these fees. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity. Except for Mr. Omidyar, each non-employee director also receives meeting fees of $2,000 for each Board meeting, $1,500 for each committee meeting attended, and $2,000 for each off-site meeting attended.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2008.

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)(3)	($)		($)

Fred D. Anderson	$93,000	$15,000	$184,361			$292,361
Marc L. Andreessen	2,000	9,643	—			11,643
Edward W. Barnholt	23,500	52,570	138,173			214,243
Philippe Bourguignon	72,000	15,000	184,361			271,361
Scott D. Cook	16,000	15,000	184,361			215,361
William C. Ford, Jr.	20,000	52,569	104,495			177,064
Robert C. Kagle(4)	39,000	—	—			39,000
Dawn G. Lepore(5)	82,500	15,000	184,361			281,861
David M. Moffett	26,500	52,243	14,974			93,717
Pierre M. Omidyar	—	—	—	$16,823	(6)	16,823
Richard T. Schlosberg, III	84,000	23,007	138,064			245,071
Thomas J. Tierney	28,000	15,000	184,361			227,361

(1)	Includes fees with respect to which directors elected to receive DSUs in lieu of such fees. The following directors received DSUs in the amounts set forth below in lieu of the fees set forth below:

Name	Fees Foregone	DSUs Received

Marc L. Andreessen	$12,772	1,056
Edward W. Barnholt	73,324	4,272
Scott D. Cook	60,000	3,310
William C. Ford, Jr.	50,000	2,758
David M. Moffett	50,000	2,758
Thomas J. Tierney	61,676	3,175

(2)	Beginning in 2003, we have granted new directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, DSUs with an initial value of $150,000. Each non-employee director (other than Mr. Omidyar) was also granted DSUs with a value of $110,000 on June 19, 2008. Amounts shown reflect the dollar amount of compensation expense for DSU awards for the fiscal year ended December 31, 2008, in accordance with FAS 123R (assuming no forfeitures), and thus includes amounts from DSU awards granted in 2003 through 2008 that vested in 2008. As of December 31, 2008, the following non-employee directors held the following aggregate number of DSUs, which includes DSUs granted in lieu of fees: Mr. Anderson, 9,215; Mr. Andreessen, 6,719; Mr. Barnholt, 15,499; Mr. Bourguignon, 4,658; Mr. Cook, 10,432; Mr. Ford, 12,897; Mr. Kagle, 2,689; Ms. Lepore, 3,771; Mr. Moffett, 9,869; Mr. Schlosberg, 8,097; and Mr. Tierney, 16,558. DSUs are not included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2008, Mr. Omidyar did not hold any DSUs.

(3)	Reflects the dollar amount of the compensation expense for the fiscal year ended December 31, 2008, calculated in accordance with FAS 123R (assuming no forfeitures), and thus includes amounts from options granted in 2003 through 2008 that vested in 2008. Each non-employee director (other than Mr. Omidyar) was granted an option to purchase 10,120 shares on June 19, 2008. The estimated fair value of each of these options as of the grant date determined in accordance with FAS 123R is $10.85. We calculated the estimated fair value of these options using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2008 were: risk-free interest rate of 2.4%; expected life of 4.4 years; no dividend yield; and expected volatility of 34%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. As of December 31, 2008, the following non-employee directors held options to purchase the following numbers of shares: Mr. Anderson, 85,152; Mr. Barnholt, 55,120; Mr. Bourguignon, 145,120; Mr. Cook, 505,120; Mr. Ford, 40,120; Mr. Kagle, 495,000; Ms. Lepore, 423,120; Mr. Moffett, 10,120; Mr. Schlosberg, 85,120; and Mr. Tierney, 135,120. Options exercisable within 60 days of March 3, 2009 are included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2008, neither Mr. Andreessen nor Mr. Omidyar held any options.

(4)	Mr. Kagle’s term as a director of eBay expired upon the conclusion of our 2008 Annual Meeting of Stockholders held on June 19, 2008.

(5)	As disclosed in footnote 5 to the Summary Compensation Table above, Ms. Lepore and a member of her family were passengers on a personal flight on the corporate airplane that was arranged by Ms. Whitman (Ms. Whitman was not a passenger on the flight). Because the entire incremental cost associated with the flight was attributed to Ms. Whitman (and is reflected in the Summary Compensation Table above), none of the incremental cost associated with the flight is reflected in the “All Other Compensation” column of this table.

(6)	Consists of the premiums paid for health insurance coverage for the benefit of Mr. Omidyar.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2008, including our 1998 Employee Stock Purchase Plan, 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan, 2003 Deferred Stock Unit Plan and 2008 Equity Incentive Award Plan, as well as shares of our common stock that may be issued upon the exercise of outstanding options under our 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan (which plans terminated in 2008). No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans. No warrants are outstanding under any of the foregoing plans.

As of March 3, 2009, there were 1,286,264,017 shares of eBay’s common stock outstanding. As of March 3, 2009, there were (i) 116,654,804 shares to be issued upon the exercise of outstanding options under our Equity Compensation Plans at a weighted average exercise price of $28.77, and with a weighted average remaining life of 4.79 years, and (ii) 42,456,253 shares of restricted stock, restricted stock units, and deferred stock units granted and outstanding under our Equity Compensation Plans. As of March 3, 2009, there were 56,554,462 shares available for future grants under our Equity Compensation Plans.

Assuming stockholder approval of the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million shares, based on the reduction of shares available for grant under our 2001 Equity Incentive Plan and the fact that we will make no new grants under our 1999 Global Equity Incentive Plan following such stockholder approval, as described above under the heading “Proposal 3 — Approval of the Amendment and Restatement of Our 2008 Equity Incentive Award Plan,” we will have an aggregate total of approximately 84.4 million shares available for grant under all plans, consisting of (i) approximately 26.4 million shares available for grant under our 2001 Equity Incentive Plan, (ii) approximately 848,000 shares available for grant under our 2003 Deferred Stock Unit Plan and (iii) approximately 57.2 million shares available for grant under our amended and restated 2008 Equity Incentive Award Plan.

The following table gives information about our Equity Compensation Plans as of December 31, 2008:

	(a)				(c)
	Number of				Number of Securities
	Securities		(b)		Remaining Available for
	to be Issued		Weighted Average		Future Issuance Under
	Upon Exercise of		Exercise Price of		Equity Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))

Equity compensation plans approved by security holders	131,617,026	(1)	$32.44	(2)	83,114,349	(3)
Equity compensation plans not approved by security holders	11,290,513		$6.97		—

Total	142,907,539	(4)	$29.96		83,114,349

(1)	Includes 97,715 shares of our common stock issuable pursuant to deferred stock units, or DSUs, under our 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan, 26,767,032 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan, 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan. DSUs and restricted stock units represent an unfunded, unsecured right to receive shares of eBay common stock (or, in the case of DSUs, the equivalent value thereof in cash or property), and the value of DSUs and restricted stock units varies directly with the price of eBay’s common stock.

(2)	Because DSUs and restricted stock units do not have an exercise price, 97,715 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan and 26,767,032 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan, 2003 Deferred Stock Unit Plan and 2008 Equity Incentive Award Plan are not included in the calculation of weighted average exercise price.

(3)	Includes 3,670,225 shares of our common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan, or the ESPP, as of December 31, 2008. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities reserved for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the ESPP may not exceed 36,000,000 shares. As of December 31, 2008, an aggregate amount of 15,302,716 shares had been purchased under the ESPP since its inception. An aggregate amount of 3,529,775 shares was purchased under the ESPP in 2008, and the number of securities available for future issuance under the ESPP was increased by that number on January 1, 2009, bringing the total number of shares reserved for future issuance on January 1, 2009 to 7,200,000. None of our other equity compensation plans have an “evergreen” provision.

(4)	Does not include shares of our common stock to be issued upon exercise of outstanding options under equity compensation plans assumed by us in connection with acquisitions. We cannot make subsequent grants or awards of our equity securities under any of these plans. Prior to each acquisition, the stockholders of the acquired company approved the acquired company’s plan. Our stockholders, however, did not approve any of the plans in connection with the acquisitions.

OTHER MATTERS

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

March 19, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 29, 2009.

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2008 are available by visiting our investor relations website at http://investor.ebay.com/annuals.cfm.

You may also obtain such copies free of charge by writing to Investor Relations, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

APPENDIX A

eBay Inc.

2008 Equity Incentive Award Plan

Initial Stockholder Approval on June 19, 2008
Amendment and Restatement adopted by the board of directors on March 4, 2009
Stockholder Approval of Amendment and Restatement on          , 2009

ARTICLE 1.

PURPOSE

The purpose of the eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated herein (the “Plan”), is to promote the success and enhance the value of eBay Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants (each as defined below) to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock Unit award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if the Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, to the extent required, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 13.

2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Deferred Stock Unit” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.10 “Director” means a member of the Board.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time, or if Participant is otherwise ineligible to participate in the Company’s long-term disability insurance program or resides outside the United States and no such program exists, means that the Participant is unable to perform his or her duties with the Company or its Subsidiary by reason of a medically determinable physical or mental impairment, as determined by a physician acceptable to the Company, which is permanent in character or which is expected to last for a continuous period of more than six (6) months.

2.12 “Dividend Equivalent” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.14 “Effective Date” shall have the meaning set forth in Section 14.1.

2.15 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.16 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.17 “Equity Restructuring” shall mean a nonreciprocal transaction between the company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes), or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value of a share of Stock as established by the Committee acting in good faith.

2.20 “Full Value Award” means any Award other than an Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value existing at the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a Director of the Company who is not an Employee.

2.23 “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Section 8.7, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.28 “Performance Bonus Award” has the meaning set forth in Section 8.7.

2.29 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:

(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: trading volume, users, gross merchandise volume, total payment volume, revenue, operating income, EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization), net income (either before or after taxes), earnings per share, earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”), multiples of price to earnings, multiples of price/earnings to growth, return on net assets, return on gross assets, return on equity, return on invested capital, cash flow (including, but not limited to, operating cash flow and free cash flow), net or operating margins, economic profit, Stock price appreciation, total stockholder returns, employee productivity, market share, volume and customer satisfaction metrics, any of which may be measured with respect to the Company, or any Subsidiary, affiliate or other business unit of the Company, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group.

(b) The Committee may, in its discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.30 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.31 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.34 “Plan” means this eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated herein and as it may be amended from time to time.

2.35 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.36 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.37 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.38 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.39 “Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 12.

2.40 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.41 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of a benefit or compensation, granted pursuant to Section 8.4.

2.42 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if, at the time of the determination, each of the entities other than the last entity in the unbroken chain beneficially owns securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.43 “Substitute Award” shall mean an Option granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

2.44 “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous commencement of employment with the Company or any Subsidiary.

(b) As to a Non-Employee Director or Independent Director, the time when a Participant who is a Non-Employee Director or Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding: (i) a termination where there is simultaneous employment by the Company (or a Subsidiary) of such person and (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with such person.

(c) As to an Employee, the time when the Participant has ceased to actively be employed by or to provide services to the Company or any Subsidiary for any reason, without limitation, including resignation, discharge, death, disability or retirement; but excluding: (i) a termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, and (iii) a termination where a Participant simultaneously becomes an Independent Director.

(d) The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Service, including, without limitation, questions relating to the nature and type of Termination of Service, and all questions of whether particular leaves of absence constitute Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant shall be deemed to have a Termination of

Service in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is 85,000,000 shares of Stock.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without delivery of shares to the Participant, then any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation (including any shifting of employer tax liability to the Participant) pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 1,000,000 and the maximum amount that may be paid in cash during any calendar year with respect to any Performance-Based Award (including, without limitation, any Performance Bonus Award) shall be $3,000,000.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Participation.   Subject to the provisions of the Plan, the Committee may, from time to time, and in its sole discretion, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.2 Foreign Participants.   Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1 General.   The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price.   The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(c), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise.   The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Evidence of Grant.   All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options.   Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

(a) Expiration.   Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation.   The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners.   An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant

(or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition.   The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise.   During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements.   Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights.   Subject to Section 10.8, the Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Substitute Awards.   Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock.

(a) The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b) The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

6.2 Issuance and Restrictions.   All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions on transferability and other restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, Performance Criteria, Company performance, individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.3 Repurchase or Forfeiture of Restricted Stock.   If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in the Award Agreement The Committee in its discretion may provide that in the event of certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

6.4 Certificates for Restricted Stock.   Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.5 Section 83(b) Election.   If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 7.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

7.2 Payment and Limitations on Exercise.

(a) Subject to Sections 7.2(b) payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement and subject to any tax withholding requirements.

(b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards.   Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units.   Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents.

(a) Any Eligible Individual selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or SARs.

8.4 Stock Payments.   Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock Units.   Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock Units in the manner determined from time to time by the Committee. The number of shares of Deferred Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock Unit award will not be issued until the Deferred Stock Unit award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Deferred Stock Unit Award has vested and the Stock underlying the Deferred Stock Unit Award has been issued.

8.6 Restricted Stock Units.   The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Stock underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall, subject to Section 10.6(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Performance Bonus Awards.   Any Eligible Individual selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.8 Term.   Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units shall be set by the Committee in its discretion.

8.9 Exercise or Purchase Price.   The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock Units, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.10 Exercise upon Termination of Service.   An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock Units, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.11 Form of Payment.   Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.12 Award Agreement.   All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose.   The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability.   This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Types of Awards.   Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals and any other performance or incentive Awards that vest or becomes exercisable or payable upon the attainment of one or more specified Performance Goals.

9.4 Procedures with Respect to Performance-Based Awards.   To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.5 Payment of Performance-Based Awards.   Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.6 Additional Limitations.   Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan and the applicable Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards.   Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement.   Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Payment.   The Committee shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock (including, in the case of payment of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payments required, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.4 Limits on Transfer.

(a) Except as otherwise provided in Section 10.4(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 10.4(a), the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.4(b), “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

10.5 Beneficiaries.   Notwithstanding Section 10.4 and unless otherwise provided in the applicable Award Agreement, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the

Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.6 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.7 Paperless Administration.   In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

10.8 Prohibition on Repricing.   Subject to Section 12.1, the Committee shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, subject to Section 12.1, no Award shall be canceled and replaced or substituted for with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 12.1, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace or substitute for an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Subject to Section 12.1, absent the approval of the stockholders of the Company, the Committee shall not offer to buyout for a payment in cash, an Option or Stock Appreciation Right previously granted.

10.9 Full Value Award Vesting Limitations.   Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions. Notwithstanding anything in this Section 10.9 to the contrary, Full Value Awards granted as replacements or in substitution for cancelled Awards in connection with a stock option exchange permitted under the terms of this Plan, as may be amended with stockholder approval at the 2009 Annual Meeting of Stockholders, shall not be subject to the minimum vesting provisions of this Section 10.9.

ARTICLE 11.

INDEPENDENT DIRECTOR AWARDS

11.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Equity Compensation Policy”). The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion.

ARTICLE 12.

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock

Units and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) and 12.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

(iii) To the extent that such equitable adjustments result in tax consequences to the Participant, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payments by the Company or its Subsidiaries.

(d) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Acceleration Upon a Change in Control.   Notwithstanding Section 12.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.2, this Section 12.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect. Further, to the extent that there are tax consequences to the Participant as a result of the acceleration or lapsing of forfeiture restriction upon a Change in Control, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payment by the Company or its Subsidiaries.

12.3 No Other Rights.   Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 13.

ADMINISTRATION

13.1 Committee.   Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the Nasdaq Stock Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

13.2 Action by the Committee.   Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.3 Authority of Committee.   Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4 Decisions Binding.   The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority.   To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Board.

ARTICLE 14.

EFFECTIVE AND EXPIRATION DATE

14.1 Effective Date.   The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it is approved either:

(a) By a majority of the votes cast at a duly held stockholder’s meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

14.2 Expiration Date.   The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15.

AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, and Termination.   Subject to Section 16.15, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant.

15.2 Awards Previously Granted.   Except with respect to amendments made pursuant to Section 16.15, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16.
GENERAL PROVISIONS

16.1 No Rights to Awards.   No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2 No Stockholders Rights.   Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

16.3 Withholding.   The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld and any employer tax liability shifted to a Participant with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

16.4 No Right to Employment or Services.   Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

16.5 Unfunded Status of Awards.   The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

16.6 Indemnification.   To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to Benefits.   No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any severance, resignation, termination, redundancy, end of service payments, long-term service awards, pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the

Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Effect of Plan upon Compensation Plans.   The adoption of the Plan shall not affect any compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

16.9 Expenses.   The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.10 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.11 Fractional Shares.   No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

16.12 Limitations Applicable to Section 16 Persons.   Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.13 Compliance with Laws.   The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver shares of Stock prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

16.14 Governing Law.   The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflict of laws of that State.

16.15 Section 409A.   To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the

Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of eBay Inc. on March 4, 2009.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of eBay Inc. on          , 2009.

Executed on this      day of          , 2009.

Corporate Secretary

2145 HAMILTON AVE.
SAN JOSE, CA 95125
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eBay Inc.

Vote on Directors The Board of Directors recommends a vote “FOR” all of the listed nominees.

1.	Election of five directors to hold office until our 2012 Annual Meeting of Stockholders.					Vote on Proposals

	Nominees:		For	Against	Abstain	The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.		For	Against	Abstain

	1a.	Marc L. Andreessen	☐	☐	☐	2.	To approve amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors.	☐	☐	☐

	1b.	William C. Ford, Jr.	☐	☐	☐

	1c.	Dawn G. Lepore	☐	☐	☐	3.
To approve the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 50 million shares and to add market shares and volume metrics as performance criteria under the plan.
								☐	☐	☐
	1d.	Pierre M. Omidyar	☐	☐	☐

	1e.	Richard T. Schlosberg, III	☐	☐	☐	4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2009.	☐	☐	☐

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “FOR” all of the listed nominees and “FOR ” Proposals 2, 3 and 4.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
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eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2009
          The undersigned hereby appoints JOHN J. DONAHOE, ROBERT H. SWAN AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Wednesday, April 29, 2009, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
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